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As filed with the Securities and Exchange Commission on May 1, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AAR CORP.
(Exact name of registrant as specified in its charter)

Delaware	36-2334820
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
One AAR Place 1100 N. Wood Dale Road Wood Dale, Illinois 60191 630-227-2000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Howard A. Pulsifer, Esq.
Vice President, General Counsel & Secretary
AAR CORP.
One AAR Place
1100 N. Wood Dale Road
Wood Dale, Illinois 60191
(630) 227-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Robert J. Regan, Esq.
Schiff Hardin LLP
6600 Sears Tower
Chicago, Illinois 60606
(312) 258-5500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a registration statement pursuant to General Instruction 1.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☒

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction 1.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

1.75% Convertible Senior Notes due 2026	$150,000,000	100%	$150,000,000	$16,050

Common Stock, $1.00 par value per share	5,096,835(2)	—	—	(3)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

(2)
Consists of 5,096,835 shares of common stock of AAR CORP. initially issuable upon conversion of the notes at a rate of 33.9789 shares of common stock per $1,000 original principal amount of the notes, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the notes as a result of conversion rate adjustments, in circumstances described in the prospectus that is part of this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such additional shares of common stock of AAR CORP. as may be issued as a result of stock splits, dividends and combinations.

(3)
Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration is payable upon such conversion.

PROSPECTUS

$150,000,000

AAR CORP.

1.75% Convertible Senior Notes due 2026

        This prospectus relates to the offering for resale of our 1.75% Convertible Senior Notes due 2026, or notes, issued in a private offering in February 2006 and the shares of our common stock issuable upon conversion of the notes.

        The notes and the shares of common stock may be sold from time to time by and for the account of the selling securityholders named in this prospectus or in supplements to this prospectus. The selling securityholders may sell all or a portion of the notes or the shares of common stock from time to time in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for the notes or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See "Plan of Distribution" on page 57 for additional information on the methods of sale.

        We will not receive any of the proceeds from the sale of the notes or the sale of the shares of common stock offered by the selling securityholders. The selling securityholders will receive all proceeds from the sale of the notes or the sale of the shares of common stock being registered in this registration statement.

The Notes:

        The notes will bear interest at the rate of 1.75% per year. Interest will be payable in cash semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2006. The notes will mature on February 1, 2026. The notes will be our senior, unsecured obligations and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be effectively junior to our secured indebtedness and our subsidiaries' existing and future indebtedness and other liabilities, including trade payables.

Convertibility of the Notes:

        Holders may convert their notes based on a conversion rate of 33.9789 shares of our common stock per $1,000 principal amount of notes (which is equal to an initial conversion price of approximately $29.43 per share), subject to adjustment, only under the following circumstances: (1) if the closing price of our common stock reaches, or the trading price of the notes falls below, specified thresholds, (2) upon a notice of redemption, (3) upon specified corporate transactions, (4) if a designated event or a similar change of control transaction occurs, or (5) during the ten trading day period immediately preceding the stated maturity date of the notes. Upon conversion, we may at our option choose to deliver, in lieu of our common stock, cash or a combination of cash and common stock as described in this prospectus. If a holder elects to convert its notes in connection with a designated event or a similar change of control transaction, we will pay, to the extent described in this prospectus, a make whole premium by increasing the conversion rate applicable to such notes.

Purchase of the Notes by AAR at the Option of the Holder:

        Holders may require us to purchase for cash all or a portion of their notes on February 1, 2013, 2016 and 2021 and upon the occurrence of a designated event as described in this prospectus, subject to specified exceptions, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the purchase date.

Redemption of Notes at Our Option:

        We may redeem for cash all or a portion of the notes at any time on or after February 6, 2013, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the redemption date.

        Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "AIR." On April 28, 2006, the last reported sale price of our common stock was $26.68 per share.

        We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. The notes as originally issued in a private placement to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended, are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc. However, notes sold pursuant to this prospectus will no longer be eligible for trading in the PORTAL market.

        Investing in the notes involves risks that are described in the "Risk Factors" section beginning on page 5 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 1, 2006.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process or continuous offering process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered by the selling securityholders. Each time a selling securityholder sells securities, the selling securityholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

Market and Industry Data

        Market data and industry statistics used throughout this prospectus are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors." Accordingly, investors should not place undue reliance on this information.

Forward-Looking Statements

        This prospectus and the documents incorporated herein by reference contain statements that we believe are "forward-looking statements" under the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements generally can be identified by use of phrases

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such as "believe," "plan," "expect," "anticipate," "intend," "forecast" or other similar words or phrases. These forward-looking statements relate to, among other things, our strategic and business initiatives and plans for growth or operating changes; our financial condition and results of operation; future events, developments or performance; and management's expectations, beliefs, plans, estimates and projections.

        Factors that could cause our actual results to differ materially from those anticipated in the forward-looking statements in this prospectus and the documents incorporated herein by reference include the following:

  •
  declining demand for our products and services and the ability of certain of our airline customers to meet their financial obligations due to their precarious financial position;

  •
  relatively high fuel prices and their impact on our commercial customers' financial position;

  •
  ongoing war on terrorism and its potential negative effects on worldwide economic conditions, the aviation industry and our business;

  •
  declining market values for aviation products and equipment caused by various factors, including airline bankruptcies and consolidations;

  •
  difficulties in re-leasing or selling aircraft and engines that are currently being leased;

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  inability of our Indianapolis airframe maintenance business to capture market share in the highly competitive airframe maintenance market;

  •
  inability to integrate acquisitions effectively and execute our operational and financial plan related to the acquisitions;

  •
  lack of assurance that sales to the U.S. defense department, its agencies and its contractors (which were 33.7% of total sales in fiscal 2005), will continue at levels previously experienced, including the mix of products sold;

  •
  limitations on our ability to access the debt and equity capital markets or to draw down funds under financing agreements;

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  non-compliance with restrictive and financial covenants contained in certain of our loan agreements;

  •
  changes in or non-compliance with laws and regulations that may affect certain of our aviation related activities that are subject to licensing, certification and other regulatory requirements imposed by the FAA and other regulatory agencies, both domestic and foreign;

  •
  competition from other companies, including original equipment manufacturers, some of which have greater financial resources than we do;

  •
  exposure to product liability and property claims that may be in excess of our substantial liability insurance coverage; and

  •
  the outcome of any pending or future material litigation or environmental proceedings.

        For a discussion of these and other risks and uncertainties, refer to "Risk Factors" in this prospectus. While management believes these forward-looking statements are accurate and reasonable, uncertainties, risks and factors, including those described above, could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date of this prospectus or the date of the document incorporated by reference. Neither we nor our management undertakes an obligation to revise or update these forward-looking statements to reflect events and circumstances that arise after the date of this prospectus.

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SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and the notes to those financial statements, which are incorporated by reference, and the other information appearing elsewhere or incorporated by reference in this prospectus.

Our Business

        AAR was founded in 1951, organized in 1955, and reincorporated in Delaware in 1966. We are a diversified provider of products and services to the worldwide aviation/aerospace and defense industries.

        We report our activities in four business segments:

  •
  Aviation Supply Chain (sales of $390 million in fiscal 2005): Activities include the purchase and sale of a wide variety of new, overhauled and repaired engine and airframe parts and components for our aviation and defense customers. We also repair and overhaul a wide variety of avionics, instruments, electrical, electronic, fuel, hydraulic and pneumatic components and a broad range of internal airframe components for the same customer categories. We provide customized inventory supply and management programs for engine and airframe parts and components in support of customer maintenance activities.

  •
  Maintenance, Repair and Overhaul (sales of $112 million in fiscal 2005): Activities include airframe maintenance services and the repair and overhaul of most types of landing gear for commercial and defense customers. In 2004, we entered into a long-term agreement to occupy a significant portion of an airframe maintenance facility in Indianapolis, Indiana, which also has backshop, warehouse and office space. We also operate an aircraft maintenance facility in Oklahoma City, Oklahoma providing airframe maintenance, modification, special equipment installation, painting services and aircraft terminal services for various models of commercial, defense, regional business and general aviation aircraft.

  •
  Structures and Systems (sales of $201 million in fiscal 2005): Activities include the manufacture and repair of a wide array of containers, pallets and shelters in support of military and humanitarian tactical deployment activities. We also design, manufacture and install in-plane cargo loading and handling systems for commercial and military aircraft and helicopters, and we design and manufacture advanced composite materials for commercial, business and military aircraft as well as for the transportation industry. We provide turbine engine overhaul and parts supply services to industrial gas and steam turbine operators and for certain military engines.

  •
  Aircraft Sales and Leasing (sales of $45 million in fiscal 2005): Activities include the sale or lease of used commercial jet aircraft. We also provide technical advisory services, which consist of records management, storage maintenance and assistance with the remarketing of aircraft and engines.

        Our principal executive offices are located at One AAR Place, 1100 North Wood Dale Road, Wood Dale, Illinois, 60191, and our telephone number is (630) 227-2000. Our website address is www.aarcorp.com. We have not incorporated by reference into this prospectus the information included on or linked from our website, and you should not consider it to be part of this prospectus.

The Notes

        The following is a brief summary of certain terms of the Notes. For a more complete description of the terms of the notes, see "Description of the Notes" in this prospectus.

Notes	$150 million aggregate principal amount of 1.75% Convertible Senior Notes due 2026.
Maturity Date	February 1, 2026.
Interest and Payment Dates	1.75% per year, payable semiannually in arrears in cash on February 1 and August 1 of each year, beginning August 1, 2006.
Conversion Rights	Holders may convert their notes prior to the close of business on the business day before the stated maturity date based on the applicable conversion rate only under the following circumstances:
•
during any calendar quarter beginning after March 31, 2006 (and only during such calendar quarter), if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 120% of the applicable conversion price per share of common stock on the last day of such preceding calendar quarter;
•
during the five business day period after any five consecutive trading day period in which the "trading price" per $1,000 principal amount of notes for each day of that period was less than 98% of the product of the closing price of our common stock and the then applicable conversion rate;
	•	upon a redemption notice;
	•	if a designated event or similar change of control transaction occurs;
	•	upon specified corporate transactions; or
	•	during the ten trading day period ending at the close of business on the business day immediately preceding the stated maturity date of the notes.
The initial conversion rate is 33.9789 shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $29.43 per share of common stock.

Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock, at our option, in an amount per note equal to the applicable conversion rate multiplied by the applicable stock price, which is the average of the closing sale prices of our common stock for the five consecutive trading days beginning on the third trading day following the conversion date.

Upon submission of your notes for conversion, the conversion agent may direct you to surrender your notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for your notes, the full number of shares of our common stock into which your notes are convertible (plus cash for any fractional shares), or cash or a combination of cash and shares of our common stock in lieu thereof.
Purchase at Holders' Option Upon a Designated Event
If a designated event occurs, as this term is described under "Description of the Notes—Purchase of the Notes at Option of Holders for Cash Upon a Designated Event," holders will have the right to require us to repurchase for cash all or any portion of their notes. The repurchase price upon a designated event or other change of control transaction will be 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See "Description of the Notes—Purchase of the Notes at Option of Holders for Cash Upon a Designated Event."
Make Whole Premium Upon a Designated Event or Similar Change of Control Transaction
If a make whole event occurs, as this term is described under "Description of the Notes—Make Whole Premium," prior to February 6, 2013, and a holder elects to convert its notes in connection with such transaction, we will pay, to the extent described in this prospectus, a make whole premium on notes converted in connection with such an event by increasing the conversion rate applicable to the notes.

The amount of the increase in the applicable conversion rate, if any, will be based on our common stock price and the effective date of the designated event or other change of control transaction. A description of how the increase in the applicable conversion rate will be determined and a table showing the increase that would apply at various common stock prices and effective dates of the designated event or other change of control transaction are set forth under "Description of the Notes—Make Whole Premium."

Ranking
The notes are our senior, unsecured obligations and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes are effectively junior to our secured indebtedness and our subsidiaries' existing and future indebtedness and other liabilities, including trade payables.
The terms of the indenture under which the notes were issued do not limit our ability or the ability of our subsidiaries to incur additional debt, including senior debt.
Use of Proceeds
We will not receive any proceeds from the sale of the notes or the sale of the shares of common stock offered by this prospectus. The selling securityholders will receive all proceeds from the sale of the notes or the sale of the shares of common stock offered by this prospectus.
DTC Eligibility
The notes are issued in fully registered book-entry form and are represented by one or more permanent global notes without coupons. Global notes were deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See "Book-Entry System."
Form and Denomination	The notes were issued in minimum denominations of $1,000 and any integral multiple of $1,000.
Trading
The notes have not been listed on any securities exchange or included in any automated quotation system. The notes were initially eligible for trading in the PORTAL market of the National Association of Securities Dealers, Inc. However, notes sold pursuant to this prospectus will no longer be eligible for trading in the PORTAL market.
NYSE Symbol for Common Stock	Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "AIR."
Risk Factors	See "Risk Factors" and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

        You should carefully consider the risks described below before making a decision to invest in our notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our results of operations or financial condition in the future. If any of such risks actually occur, our business, financial condition or results of operations could be materially adversely affected.

Risk Factors Related to Our Business

We may be further adversely affected by continuing problems in the aviation industry.

        As a provider of products and services to the aviation industry, we are greatly affected by the overall economic condition of that industry. The aviation industry is historically cyclical. Early in calendar year 2001, the commercial aviation industry began to experience the negative effects of a worldwide economic downturn. The September 11, 2001 terrorist attacks exacerbated that condition, resulting in a significant decline in air travel and reduced capacity by most of the major U.S.-based airlines. Since September 11, 2001, the aviation industry has also been negatively affected by historically high fuel prices, the war on terrorism and the outbreak of Severe Acute Respiratory Syndrome, or SARS. As a result of these and other events, some commercial airlines filed for bankruptcy, including United Airlines, U.S. Airways, Air Canada, Delta Air Lines and Northwest Airlines.

        Any future acts of terrorism and any military response to such acts could result in further acts of terrorism and additional hostilities, including possible retaliatory attacks on sovereign nations, as well as financial, economic and political instability. While the precise effects of such instability on our industry and our business is difficult to determine, it could result in further reductions in the use of commercial aircraft. If demand for new aircraft and spare parts decreases, demand for certain of our products and services would also decrease.

        For the six-month period ended November 30, 2005, we reported net income of $13.1 million, and for the years ended May 31, 2005 and 2004 we reported net income of $15.5 million and $3.5 million, respectively. For the years ended May 31, 2003 and 2002, we incurred a net loss of $12.4 million and $58.9 million, respectively. Our May 31, 2003 results included a $5.4 million pre-tax asset impairment charge related to the write-down of certain aircraft parts and engines, and our May 31, 2002 results included an $86.0 million pre-tax asset impairment and special charge, primarily related to a reduction in the carrying value of certain inventories and equipment leases, as well as an increase in our allowance for bad debts and severance. Our business, financial condition and results of operations may be further adversely impacted by the following:

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  continued historically high fuel costs of our customers;

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  future terrorist attacks and the ongoing war on terrorism;

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  future outbreaks of SARS or similar communicable diseases;

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  deterioration in the financial condition of some of our existing and potential customers, as well as airlines currently in bankruptcy;

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  reductions in the need for, or the deferral of, aircraft maintenance and repair services and spare parts support;

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  retirement of older generation aircraft, resulting in lower prices for spare parts and services for those aircraft; and

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  reductions in demand for used aircraft and engines.

        The economic and other factors affecting the aviation industry may have an adverse impact on our business, financial condition and results of operations, and may affect our profitability in the future.

Our customers may not be able to meet their financial obligations to us, which would adversely affect our financial condition and results of operations.

        A number of our existing and prospective worldwide airline customers continue to suffer from the problems affecting the aviation industry, and some have filed for bankruptcy protection. As a result, certain of these customers continue to pose credit risks to us. Our inability to collect receivables from one or more important customers could adversely affect our business, financial condition and results of operations for a particular period.

Our Indianapolis Maintenance Center ("IMC") is still in the start-up phase and may not be able to capture market share from the competition.

        In June 2004, we entered into a long-term agreement to occupy a significant portion of an airframe maintenance facility in Indianapolis, Indiana. The IMC is comprised of 12 airframe maintenance bays, as well as backshop, warehouse and office space. We may not be able to capture market share in the highly competitive airframe maintenance market at the IMC. As a result, we may not be able to execute our operational and financial plan at the IMC.

Acquisitions expose us to risks, including the risk that we may be unable to effectively integrate acquisitions.

        We may consider acquisitions, some of which could be material to us. We explore and have discussions with numerous third parties regarding possible acquisitions. Acquisitions involve risks including difficulties in integrating the operations and personnel of the acquired business, the potential amortization of acquired intangible assets, the potential impairment of goodwill and the potential loss of key employees of the acquired business. If we acquire one or more businesses, we may not be able to execute our operational, financial or integration plan of the acquired businesses, which could adversely affect our operating results and profitability.

We may be unable to re-lease or sell currently leased aircraft and engines.

        We lease aircraft and engines to our customers on either a short-term or long-term basis. Our ability to re-lease or sell these assets on acceptable terms is subject to a number of factors, including new aircraft deliveries, availability of used aircraft in the marketplace, competition, financial condition of our customers, overall health of the airline industry and general economic conditions. Our inability to re-lease or sell aircraft and engines that are currently on lease could adversely affect our business, financial condition and results of operations.

Our government contracts may not continue at present sales levels, which may have a material adverse effect on our financial condition and results of operations.

        Our sales to the U.S. Government, its agencies and its contractors were approximately $252 million (34% of consolidated sales) in fiscal year 2005. The majority of our government contracts are for aviation products and services used for ongoing routine military logistic support activities and for products which support the U.S. Military's deployment strategy. Our contracts with the U.S. Government and its agencies and contractors are typically firm agreements to provide products and services at a fixed price and have a term of one year or less, frequently subject to extension for one or more additional periods of one year at the option of the U.S. Government. Because these sales are subject to competitive bidding and government funding, sales to our government customers may not continue at levels previously experienced, which could have a material adverse effect on our financial condition and results of operations.

Our expansion into international markets may increase credit and other risks.

        As we pursue customers in less developed aerospace markets, such as in Asia, we may not be able to ensure the creditworthiness of our customers in these areas, which could adversely impact our profitability. In addition, these business opportunities may involve additional currency risks, as well as legal and regulatory requirements.

We are dependent upon continued availability of financing to manage our business and to execute our business strategy, and additional financing may not be available on terms acceptable to us.

        Our ability to manage our business and to execute our business strategy is dependent, in part, on the continuing availability of debt and equity capital. Access to the debt and equity capital markets may be limited by various factors, including general economic conditions, the state of the aviation industry, and our performance and current credit ratings. Debt and equity capital may not continue to be available to us on favorable terms, or at all. Our inability to obtain financing on favorable terms may adversely affect our business, financial condition and results of operations.

Our existing debt includes restrictive and financial covenants.

        Certain of our loan agreements require us to comply with various restrictive covenants. These covenants include restrictions that limit our ability to incur additional debt, pay dividends, or redeem or repurchase our capital stock; create liens or negative pledges with respect to our assets; and to merge, consolidate or sell our assets. In addition, some of our loan agreements contain financial covenants which require us to comply with specified financial ratios and tests, relating to fixed charge coverage ratio and minimum working capital and tangible net worth levels. Our failure to meet these financial covenants could result in default under these loan agreements and would result in a cross default under other loan agreements. In the event of a default and our inability to obtain a waiver of the default, all amounts outstanding under loan agreements could be declared immediately due and payable. The effect of these covenants, or our failure to comply with them, could materially adversely affect our business, financial condition and results of operations.

We are subject to significant government regulation and may need to incur significant expenses to comply with new or more stringent governmental regulation.

        The aviation industry is highly regulated by the FAA in the United States and the equivalent regulatory agencies in other countries. Before we sell any of our products that are to be installed in an aircraft, such as engines, engine parts and components, airframe and accessory parts and components, they must meet certain standards of airworthiness established by the FAA or the equivalent regulatory agencies in other countries. We also operate repair stations that are licensed by the FAA and in some cases the equivalent regulatory agencies in other countries. Specific regulations vary from country to country, although regulatory requirements in other countries are generally satisfied by compliance with FAA requirements. Although we believe we comply with all applicable regulatory standards, these standards may change in the future, requiring our inventory to be modified or scrapped. New and more stringent government regulations may be adopted in the future that, if enacted, may have an adverse impact on us. If material licenses, authorizations or approvals were revoked or suspended by the FAA and in some cases the equivalent regulatory agencies in other countries, our business, financial condition and results of operations would be adversely affected.

We operate in a highly competitive industry, and competitive pressures may adversely affect us.

        The aviation industry and the markets for our products and services are extremely competitive, and we face competition from a number of sources. Our competitors include aircraft manufacturers, aircraft parts manufacturers, airline and aircraft service companies, other companies providing maintenance, repair and overhaul services, and other aircraft spare parts distributors and redistributors. Some of our competitors have substantially greater financial and other resources than we have. We cannot assure you that competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

Our industry is susceptible to product liability claims, and claims not adequately covered by insurance may adversely affect our financial condition.

        Our business exposes us to possible claims for property damage and personal injury or death which may result if an engine, engine part or component, airframe part or accessory or any other aviation product which we have sold, manufactured or repaired fails or if an aircraft in which our products are installed crashes and the cause cannot be determined. We carry substantial liability insurance in amounts that we believe are adequate for our risk exposure and commensurate with industry norms. However, claims may arise in the future, and our insurance coverage may not be adequate to protect us in all circumstances. Additionally, we cannot assure you that we will be able to maintain adequate insurance coverage in the future at an acceptable cost. Any product liability claim not covered by adequate insurance could materially and adversely affect our financial condition.

The market value for our aviation products fluctuates.

        We have used a number of assumptions when determining the recoverability of inventories and aviation equipment which is on lease or available for lease. These assumptions include historical sales trends, current and expected usage trends, replacement values, current and expected lease rates, residual values, future demand, and future cash flows. Principally as a result of the events of September 11, 2001 and its anticipated impact on the global airline industry's financial condition, fleet size and aircraft utilization, we recorded a significant charge for impaired inventories and equipment leases during the second quarter of fiscal 2002 utilizing those assumptions. During the fourth quarter of fiscal 2003, we recorded an additional charge as a result of a further decline in market value for certain of these inventories and equipment leases. Reductions in demand for our inventories or declining market values, as well as differences between actual results and the assumptions utilized by us when determining the market value of our inventories and equipment leases, could result in additional impairment charges in future periods. We can give no assurance that future write-down of our inventories and equipment leases will not occur.

We must comply with extensive environmental requirements, and any exposure to environmental liabilities may adversely affect us.

        Federal, state and local requirements relating to the discharge of substances into the environment, the disposal of hazardous wastes, and other activities affecting the environment have had and may continue to have an impact on our manufacturing operations. Compliance with environmental requirements and resolution of environmental claims have, in the past, been accomplished without material effect on our liquidity and capital resources, competitive position or financial condition. Management believes that our expenditures for environmental capital investment and any remediation necessary to comply with present regulations governing environmental protection and other expenditures for the resolution of environmental claims will not have a material adverse effect on our business, financial condition or results of operation. Management cannot assess the possible effect of compliance with future environmental requirements or of future environmental claims, for which we may not have adequate indemnification or insurance coverage. If we were required to pay the expenses related to any future environmental claims for which neither indemnification nor insurance coverage were available, these expenses could have a material adverse impact on our financial condition and profitability. Additional information on environmental matters, including an administrative proceeding against one of our subsidiaries by the Michigan Department of Environmental Quality, is contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2005.

We may need to make significant capital expenditures to keep pace with technological developments in our industry.

        The aviation industry is constantly undergoing development and change, and it is likely that new products, equipment and methods of repair and overhaul services will be introduced in the future. We may need to make significant capital expenditures to purchase new equipment and to train our employees to keep pace with any new technological developments. These capital expenditures could adversely affect our financial condition.

Our operations would be adversely affected by a shortage of skilled personnel.

        Because of the complex nature of many of our products and services, we are generally dependent on an educated and highly skilled workforce. Our ability to operate successfully and meet our customers' demands could be jeopardized if we are unable to attract and retain a sufficient number of skilled personnel to conduct our business.

We face risks of cost overruns and losses on fixed-price contracts.

        We sell certain of our products under firm, fixed-price contracts providing for fixed prices for the products, regardless of production costs incurred by us. The cost of producing products may be adversely affected by increases in the cost of labor, materials, fuel, overhead and other factors, including manufacturing inefficiencies. Increased production costs may result in cost overruns and losses on such contracts.

The global nature of our business exposes us to exchange rate risks, and our operations in other parts of the world are subject to physical and other risks that could disrupt our operations.

        During fiscal year 2005, 7% of our sales related to operations or facilities outside the United States. Changes in currency exchange rates between the U.S. dollar and other currencies expose us to translation risk when local currencies are translated into U.S. dollars and may also expose us to transaction risk. Any currency exchange rate hedging activities that we may enter into from time to time may not be adequate or effective to protect us from currency exchange fluctuations. As a result, currency fluctuations may impact our revenues and profitability in the future. Additionally, the international scope of our business exposes us to risks of war, terrorism or instability of governments and legal systems in countries in which our customers or we conduct business, which could result in a prolonged interruption of business in such a country, accompanied by a loss of sales and customers, for which our insurance may not be sufficient to compensate us.

Risk Factors Related to our Indebtedness and the Notes

The notes effectively rank junior to any of our secured indebtedness.

        The notes are our general unsecured obligations. The notes effectively rank junior to any of our secured indebtedness, including borrowings under our secured credit facility and the loans secured by mortgages on our properties. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt will be available to pay obligations on the notes only after all amounts outstanding under such secured debt has been repaid in full from such assets. As a result, there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

        In addition, the indenture governing the notes does not restrict us or our subsidiaries from incurring debt (including senior debt) in the future. The incurrence by us of additional senior secured debt or by our subsidiaries of additional debt and other liabilities will increase the risks described above.

The notes are not be guaranteed by our subsidiaries.

        We are a holding company with no significant assets other than the stock of its subsidiaries, through which we conduct substantially all our operations. Our cash flow and our ability to service our debt, including the notes, is dependent upon distributions of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Payments to us by our subsidiaries are contingent upon our subsidiaries' revenue and earnings.

        The notes will be structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. At November 30, 2005, our subsidiaries had approximately $172 million of total liabilities outstanding (including trade payables and other current and long-term liabilities, but excluding intercompany liabilities) to which the notes would have been structurally subordinated.

There are no restrictive covenants in the indenture for the notes relating to our ability or our subsidiaries' ability to incur future indebtedness or complete other transactions.

        The indenture governing the notes does not contain any financial or operating covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness that would be effectively senior to the notes to the extent of the value of the assets securing such debt, or indebtedness at the subsidiary level to which the notes would be structurally subordinated. We may not be able to generate sufficient cash flow to pay the interest on our debt, including the notes offered hereby and indebtedness that is senior in right of payment to the notes offered hereby, and future working capital, borrowings or equity financing may not be available to pay or refinance any such debt.

We may not have the funds necessary to purchase the notes at the option of the holders or upon a designated event.

        On February 1, 2013, 2016 and 2021, and upon the occurrence of a designated event as described herein, you may require us to repurchase your notes. In addition, the occurrence of a designated event could trigger an event of default under, or a requirement for us to make an offer to purchase, certain of our other outstanding indebtedness. We may not have the financial resources, and may not be able to arrange financing, to pay the purchase price in cash for all of the notes that might be delivered by holders of notes seeking to exercise their repurchase rights. Our ability to arrange financing will depend on prevailing market conditions and other factors, some of which are beyond our control. Further, we may not be able to raise such financing within the period required to satisfy our obligation to make timely payment upon any conversion.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on our indebtedness, including the notes offered hereby, and to refinance our indebtedness and fund acquisitions and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our secured revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes offered hereby, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes offered hereby, on or before maturity, sell assets, reduce or delay capital expenditures or seek additional equity financing. We may not be able to refinance any of our indebtedness, on commercially reasonable terms or at all.

Changes in our credit rating or the credit and equity markets could adversely affect the price of the notes.

        The market price for the notes will be based on a number of factors, including our rating with major credit rating agencies, the market for our common stock, the prevailing interest rates being paid by other companies similar to us and the overall conditions of the financial markets. The conditions of the credit and equity markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the notes.

        In addition, credit rating agencies continually revise their ratings for the companies that they follow, including us. Credit rating agencies may not maintain their ratings on our long-term debt. These ratings affect our ability to raise debt and the cost of such debt to us. A negative change in our rating could have an adverse effect on the price of the notes.

The conditional conversion features of the notes could result in your receiving less than the value of the common stock into which a note would otherwise be convertible.

        The notes are convertible into common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

Conversion of the notes will dilute the ownership interest of existing shareholders, including holders who had previously converted their notes.

        The conversion of some or all of the notes will dilute the ownership interests of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The make whole premium that may be payable upon conversion following a designated event or a similar change of control transaction or in connection with a change of control may not adequately compensate you for the lost option time value of your notes as a result of such designated event or change of control.

        If you convert notes upon the occurrence of a make whole event, we may be required to pay a make whole premium by increasing the conversion rate applicable to your notes, as described under "Description of the Notes—Make Whole Premium." While these increases in the applicable conversion rate are designed to compensate you for the lost option time value of your notes as a result of a change of control, such increases are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, even if a make whole event occurs, in some cases described below under "Description of the Notes—Make Whole Premium," there will be no such make whole premium.

Because your right to require repurchase of the notes is limited, the market price of the notes may decline if we enter into a transaction that is not a change of control under the indenture.

        The term "change of control" is limited and may not include every event that might cause the market price of the notes to decline or result in a downgrade of the credit rating of the notes. For example, the term "change of control" does not apply to transactions in which all of the consideration paid for our common stock in a merger or similar transaction is publicly traded shares of capital stock. Our obligation to repurchase the notes upon a change of control may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See "Description of the Notes—Purchase of the Notes at Option of Holders for Cash Upon a Designated Event."

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

        If you hold the notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes (or upon the repurchase of your notes if we are permitted under the indenture, and elect, to deliver shares of our common stock in payment of all or part of the purchase price). For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining shareholders of record entitled to vote on the amendment occurs prior to your conversion of notes (or other receipt of shares of our common stock), you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock or other classes of capital stock.

We have the right to deliver all cash to you upon conversion of your notes and, as a result, you may not be able to benefit from holding our common stock upon conversion.

        Upon conversion of a note, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock, at our option, in an amount per note equal to the applicable conversion rate multiplied by the applicable stock price, which is the average of the closing sale prices of our common stock for the five consecutive trading days beginning on the third trading day following the conversion date. As a result, you may not be able to obtain any benefits of future ownership of our common stock, such as increased market value, upon conversion of the notes. Also, you may not be able to cover any short position you hold in our common stock by exercising your right to convert the notes as described in this prospectus.

You should consider the U.S. federal income tax consequences of owning the notes.

        The U.S. federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock. A discussion of the U.S. federal income tax consequences of ownership of the notes is contained in this prospectus under the heading "Material United States Federal Income Tax Considerations."

If we pay a cash dividend on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

        If we pay a cash dividend on our common stock, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a Non-U.S. Holder (as defined in "Material United States Federal Income Tax Considerations"), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See "Material United States Federal Income Tax Considerations."

An active trading market for the notes may not develop, and there are restrictions on resale of the notes.

        The notes are a new issue of securities for which there is currently no public market, and we cannot assure you that an active trading market for the notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their notes or the price at which holders of the notes will be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our common stock, our performance and other factors. The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop.

        We have no plans to list the notes on a securities exchange; however, the notes will be eligible for trading in the PORTAL market at the time of issuance thereof. We have been advised by the initial purchasers that they presently intend to make a market in the notes. However, the initial purchasers are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the initial purchasers cease to act as market makers for the notes, there may not be another firm or person that will make a market in the notes.

We expect that the trading value of the notes will be significantly affected by the price of our common stock, which may be volatile.

        Our common stock has experienced significant price and volume fluctuations. The market price of the notes is expected to be significantly affected by the market price of our common stock as well as the general level of interest rates and our credit quality. This may result in a significantly greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue. For a discussion of the factors that may result in volatility in the market price of our common stock, see "—Risk Factors Related to Our Business" above. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, could affect the price of our common stock.

        The price of our common stock also could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage activity that we expect to develop involving our common stock as a result of the issuance of the notes. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

        Except as described under "Plan of Distribution," we are not restricted from issuing additional common stock during the life of the notes and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the notes.

Delaware law and provisions in our charter and by-laws could make it difficult for stockholders to effect a change in control.

        Provisions of Delaware law, our certificate of incorporation and our by-laws may affect significantly the ability of our stockholders to make changes to our board of directors or the ability of holders of a substantial amount of our common stock to acquire control of, or to remove, the incumbent board, and might discourage transactions that involve an actual or threatened change of control of AAR CORP. These provisions:

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  provide for a classified board of directors of which approximately one-third of the directors are elected each year;

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  allow the authorized number of directors to be changed only by a resolution of the board of directors;

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  prohibit stockholder action by written consent;

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  limit who may call stockholder meetings;

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  require the affirmative vote of at least 80% of voting shares not held by interested stockholders (that is, stockholders who own 10% or more of our common stock) for any merger, sale and certain other business transactions with an interested stockholder not approved by our board;

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  provide that directors may be removed only for cause and only by the affirmative vote of holders of at least 80% of the total voting power of all shares entitled to vote in an election of directors;

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  require the affirmative vote of at least 80% of the total voting power of all shares entitled to vote in an election of directors or a majority of our board to amend, alter or repeal our by-laws; and

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  authorize the issuance of 250,000 shares of preferred stock with such designations, rights and preferences as may be determined by our board.

In addition, in July 1997, our board of directors declared a distribution of a common stock purchase right for each outstanding share of common stock. The rights are transferred only with our common stock and are not exercisable until a person acquires or announces an intention to acquire 15% or more of our outstanding common stock. The rights, which expire August 6, 2007, will, if exercised, cause substantial dilution to a person or a group that attempts to acquire control of AAR on terms not approved by our board of directors.

Our stock price may be volatile and could experience substantial declines.

        The market price of our common stock has historically experienced and may continue to experience volatility. The market price is likely to be affected by:

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  fluctuations in the volume of trading;

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  changes in general conditions in the economy or the financial markets;

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  variations in our quarterly operating results;

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  changes in financial estimates by management and securities analysts;

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  other developments affecting us, our industry, customers or competitors; and

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  the operating and stock price performance of companies that investors deem comparable to us.

The volatility of the stock market also has affected the market prices of securities issued by many companies and, at times, for reasons unrelated to their operating performance. Therefore, we cannot predict the market price for our common stock after this offering.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the notes or the sale of the shares of common stock offered by this prospectus. The selling securityholders will receive all proceeds from the sale of the notes or the sale of the shares of common stock offered by this prospectus.

BUSINESS

General

        AAR was founded in 1951, organized in 1955 and reincorporated in Delaware in 1966. We are a diversified provider of products and services to the worldwide aviation/aerospace and defense industries. We conduct our business activities primarily through six principal operating subsidiaries: AAR Parts Trading, Inc., AAR Aircraft & Engine Sales & Leasing, Inc., AAR Services, Inc., AAR Aircraft Services, Inc., AAR Manufacturing, Inc., and AAR International, Inc. Our international business activities are conducted primarily through AAR International, Inc.

        Our four business segments are:

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  Aviation Supply Chain, comprised primarily of business activities conducted through AAR Parts Trading, Inc., AAR Services, Inc., AAR Allen Services, Inc., a wholly-owned subsidiary of AAR Services, Inc., and AAR International, Inc.;

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  Maintenance, Repair and Overhaul, comprised primarily of business activities conducted through AAR Services, Inc., AAR Allen Services, Inc. and AAR Aircraft Services, Inc.;

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  Structures and Systems, comprised primarily of business activities conducted through AAR Manufacturing, Inc.; and

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  Aircraft Sales and Leasing, comprised of business activities primarily conducted through AAR Aircraft & Engine Sales & Leasing, Inc.

Aviation Supply Chain

        Activities in our Aviation Supply Chain segment include the purchase and sale of a wide variety of new, overhauled and repaired engine and airframe parts and components for our aviation and defense customers. We also repair and overhaul a wide variety of avionics, instruments, electrical, electronic, fuel, hydraulic and pneumatic components and a broad range of internal airframe components for the same customer categories. We provide customized inventory supply and management programs for engine and airframe parts and components in support of customer maintenance activities. We are an authorized distributor for more than 125 leading aviation and aerospace product manufacturers. In addition, we sell and lease commercial jet engines. We acquire aviation products for the Aviation Supply Chain segment from domestic and foreign airlines, independent aviation service companies, aircraft leasing companies and original equipment manufacturers. In the Aviation Supply Chain segment, the majority of our sales are made pursuant to standard commercial purchase orders. In certain inventory supply and management programs, we supply products and services under agreements reflecting negotiated terms and conditions.

Maintenance, Repair and Overhaul

        Activities in our Maintenance, Repair and Overhaul segment include airframe maintenance services and the repair and overhaul of most types of landing gear for commercial and defense customers. In June 2004, we entered into a long-term agreement to occupy a portion of an airframe maintenance facility in Indianapolis, Indiana (the Indianapolis Maintenance Center or IMC), which is owned by the Indianapolis Aircraft Authority (IAA). The IMC is comprised of 12 airframe maintenance bays, backshop space to support airframe maintenance activities, warehouse and office space. The lease agreement contains early termination rights for AAR and the IAA, which may be exercised in specified circumstances.

        In addition to the IMC, we operate an aircraft maintenance facility located in Oklahoma City, Oklahoma providing airframe maintenance, modification, special equipment installation, painting services and aircraft terminal services for various models of commercial, defense, regional, business and general aviation aircraft. We also operate an aircraft storage facility in Roswell, New Mexico. In this segment, we purchase replacement parts from original equipment manufacturers and suppliers that are used in maintenance, repair and overhaul operations. We have ongoing arrangements with original equipment manufacturers (OEMs) that provide us access to parts, repair manuals and service bulletins in support of parts manufactured by the OEM. Although the terms of each arrangement vary, they typically are made on standard OEM terms as to duration, price and delivery. When possible, we will obtain replacement parts used in repair and overhaul activities from operating units in our Aviation Supply Chain segment.

Structures and Systems

        Activities in our Structures and Systems segment include the manufacture and repair of a wide array of containers, pallets and shelters in support of military and humanitarian tactical deployment activities. We design, manufacture and install in-plane cargo loading and handling systems for commercial and military aircraft and helicopters. We also design and manufacture advanced composite materials for commercial, business and military aircraft as well as advanced composite structures for the transportation industry. We provide turbine engine overhaul and parts supply services to industrial gas and steam turbine operators and for certain military engines. In this segment, sales are made to customers pursuant to standard commercial purchase orders and contracts. In this segment, we purchase aluminum sheets, extrusions and castings and other necessary supplies from a number of vendors.

Aircraft Sales and Leasing

        Activities in our Aircraft Sales and Leasing segment include the sale or lease of used commercial jet aircraft. In this segment, each sale or lease is negotiated as a separate agreement which includes term, price, representations, warranties and lease return provisions. Leases are fixed in regard to term; early termination by the lessee is not permitted except in the event of a breach by us. In this segment, we purchase aircraft from domestic and foreign airlines and aircraft leasing companies. Activities in the Aircraft Sales and Leasing segment also include the formation and operation of joint ventures with strategic and financial partners. The primary business of these joint ventures is the ownership and lease of aircraft to commercial airlines. Within this segment, we also provide advisory services which consist of assistance in remarketing aircraft, records management and storage maintenance.

Raw Materials

        We historically have been able to obtain raw materials and other items for our inventories for each of our segments at competitive prices, terms and conditions from numerous sources, and we expect to be able to continue to do so.

Terms of Sale

        In the Aviation Supply Chain, Maintenance, Repair and Overhaul and Structures and Systems segments, we generally sell our products under standard 30-day terms. On occasion, certain customers (principally foreign customers) will negotiate extended payment terms (60-90 days). Except for customary warranty provisions, customers do not have the right to return products nor do they have the right to extended financing. In the Aircraft Sales and Leasing segment, we sell our products on a cash due at delivery basis, standard 30-day terms or on an extended term basis and aircraft purchasers do not have the right to return the aircraft.

Customers

        For each of our reportable segments, we market and sell aviation products and services primarily through our own employees. In certain regions of the world, we rely on foreign sales representatives to market and sell our products and services. The principal customers for our products and services in the Aviation Supply Chain and Maintenance, Repair and Overhaul segments are domestic and foreign commercial airlines, regional and commuter airlines, business and general aviation operators, aviation original equipment manufacturers, aircraft leasing companies, domestic and foreign military organizations and independent aviation support companies. In the Structures and Systems segment, our principal customers include domestic and foreign military organizations, domestic and foreign commercial airlines, aviation original equipment manufacturers and other industrial entities. The principal customers in the Aircraft Sales and Leasing segment include domestic and foreign commercial airlines and aircraft finance and leasing companies. Sales of aviation products and services to commercial airlines are generally affected by such factors as the number, type and average age of aircraft in service, the levels of aircraft utilization (e.g., frequency of schedules), the number of airline operators and the level of sales of new and used aircraft.

Licenses

        We have 14 Federal Aviation Administration (FAA) licensed repair stations in the United States and Europe. Of the 14 FAA repair stations, eight are also European Aviation Safety Agency (EASA) licensed repair stations. Such licenses, which are ongoing in duration, are required in order for us to perform authorized maintenance, repair and overhaul services for our customers and are subject to revocation by the government for non-compliance with applicable regulations. Of the 14 FAA licensed repair stations, five are in the Aviation Supply Chain segment, four are in the Maintenance, Repair and Overhaul segment, and five are in the Structures and Systems segment. Of the eight EASA licensed repair stations, three are in the Aviation Supply Chain segment, three are in the Maintenance, Repair and Overhaul segment and two are in the Structures and Systems segment. We believe that we possess all licenses and certifications that are material to the conduct of our business.

Competition

        Competition in the worldwide aviation/aerospace industry is based on quality, ability to provide a broad range of products and services, speed of delivery and price. Competitors in both the Aviation Supply Chain and the Maintenance, Repair and Overhaul segments include original equipment manufacturers, the service divisions of large commercial airlines and other independent suppliers of parts and services. In our Aircraft Sales and Leasing segment, we face competition from financial institutions, syndicators, commercial and specialized leasing companies and other entities that provide financing. Our pallet, container and shelter manufacturing activities in our Structures and Systems segment compete with several large and small companies, and our cargo systems and composite structures competitors include a number of divisions of large corporations and small companies. Although certain of our competitors have substantially greater financial and other resources than we do, in each of our four reportable segments we believe that we have maintained a satisfactory competitive position through our responsiveness to customer needs, our attention to quality and our unique combination of market expertise and technical and financial capabilities.

Backlog

        At November 30, 2005, backlog believed to be firm was approximately $267 million compared to $160 million at May 31, 2005 and $162 million at May 31, 2004. Approximately $213 million of this backlog is expected to be filled within the next 12 months.

Employees

        At November 30, 2005, we employed approximately 3,200 persons worldwide.

Sales to U.S. Government

        Sales to the U.S. Government, its agencies and its contractors were approximately $252 million (33.7% of total sales), $223 million (34.5% of total sales), and $170 million (28.4% of total sales) in fiscal years 2005, 2004 and 2003, respectively. Because such sales are subject to competitive bidding and government funding, no assurance can be given that such sales will continue at levels previously experienced. The majority of our government contracts are for products and services used for ongoing routine military logistic support activities; unlike weapons systems and other high-technology military requirements, these products and services are less likely to be affected by significant changes in defense spending. Our government contracts are subject to termination at the election of the government; in the event of such a termination we would be entitled to recover from the government all allowable costs incurred by us through the date of termination.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

For the Fiscal Year Ended May 31,					Nine Months Ended February 28,
2005	2004	2003	2002	2001	2006	2005
2.0	1.2	0.3	—*	1.8	2.6	1.6

*
Earnings were inadequate to cover fixed charges by $49.1 million for the fiscal year ended May 31, 2002.

        For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuning operations before provision (benefit) for income taxes, adjusted for fixed charges. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt expenses and one-third of rent expense under operating leases (estimated by management to be the interest factor of such rent expense).

DESCRIPTION OF THE NOTES

        We issued the notes pursuant to an indenture between us and U.S. Bank National Association, as trustee.

        The following description is a summary of selected portions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these notes.

        In this section, references to "AAR," "we," "our" or "us" refer solely to AAR CORP. and not to its subsidiaries.

General

        The notes are limited to an aggregate principal amount of $150 million.

        The notes are our senior, unsecured obligations and rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The indenture pursuant to which the notes were issued does not limit our right to incur indebtedness in the future.

        We are a holding company with no significant assets other than the stock of our subsidiaries and conduct substantially all our operations through our subsidiaries. None of our subsidiaries is guaranteeing the notes. Claims of creditors of our subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by our subsidiaries, and claims of preferred stockholders of our subsidiaries, generally will have priority with respect to the assets and earnings of our subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes will be structurally subordinated in right of payment to existing and future creditors (including trade creditors) and preferred stockholders, if any, of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the notes.

        The notes are issued only in registered form without coupons in denominations of $1,000 principal amount and any integral multiple of $1,000 above that amount. The notes will mature on February 1, 2026, unless earlier redeemed by us at our option or repurchased by us at a holder's option on certain dates, as described under "—Repurchase Rights," or at a holder's option upon the occurrence of a designated event, as described under "—Purchase of the Notes at Option of Holders for Cash Upon a Designated Event," or converted at a holder's option into shares of our common stock as described under "—Conversion Rights."

Interest

        The notes bear interest at a rate of 1.75% per annum from February 1, 2006. We will pay interest semi-annually on February 1 and August 1 of each year, beginning August 1, 2006, to the holders of record at the close of business on the preceding January 15 and July 15, respectively, except that we will not pay accrued interest on any notes that are converted. See "—Conversion Procedures."

Except as provided below, we will pay interest on:

  •
  the global note to DTC in immediately available funds; and

  •
  any definitive notes by check mailed to the holders of those notes.

        At maturity, interest on the definitive notes will be payable at the office of the trustee as set forth under "—Trustee."

        Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date is not a business day at a place of payment, payment shall be made on the next succeeding business day and no interest shall accrue for the intervening period. If the stated maturity date, redemption date or repurchase date of a note would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date, redemption date or repurchase date to such next succeeding business day. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Conversion Rights

        Subject to the conditions for conversion described below, you may convert your notes into shares of our common stock prior to the stated maturity date based on an initial conversion rate of 33.9789 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $29.43 per share). The conversion rate per $1,000 principal amount of notes in effect at any given time is referred to in this prospectus as the "applicable conversion rate" and will be subject to adjustment as described under "—Anti-dilution Adjustments" below. The "applicable conversion price" per share of common stock as of any given time is equal to $1,000 divided by the then applicable conversion rate. A note for which a holder has delivered a designated event purchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. A holder may convert fewer than all of such holder's notes so long as the notes converted are an integral multiple of $1,000 principal amount.

        If you surrender your notes for conversion, we will have the right to deliver cash, shares of our common stock, or a combination of cash and shares of our common stock, at our option, in an amount per note equal to (1) the applicable conversion rate multiplied by (2) the "applicable stock price," which is the average of the closing prices of our common stock for the five consecutive trading days beginning on the third trading day following the conversion date. We will notify you through the conversion agent no later than two business days following the conversion date of our election to deliver shares of our common stock or to pay cash in lieu of delivery of some or all of the shares (and, if applicable, the dollar amount per note that we will pay in cash), unless we have already informed you of our election in connection with our optional redemption of the notes as described under "—Redemption Rights."

        If we elect to deliver cash in lieu of all of the shares into which the notes are convertible, the amount of cash deliverable per note will be as follows:

Applicable Stock Price × Applicable Conversion Rate

If we elect to deliver cash in lieu of some (but not all) of the shares into which the notes are convertible, the number of shares of our common stock deliverable per note will be as follows:

(Applicable Stock Price × Applicable Conversion Rate) - Cash Amount
Applicable Stock Price

provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of the notes.

        The "closing price" of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, as reported by the Nasdaq National Market or, if our common stock is not quoted on the Nasdaq National Market, as reported by the principal national securities exchange on which our common stock is listed or otherwise as provided in the indenture.

        A "trading day" is any day on which the New York Stock Exchange is open for trading, or, if our common stock is not listed on the New York Stock Exchange, any day on which the Nasdaq National Market is open for trading, or if our common stock is neither listed on the New York Stock Exchange nor quoted on the Nasdaq National Market, any day on which the principal national securities exchange on which our common stock is listed is open for trading or, if the common stock is not listed on a national securities exchange, any business day. A "trading day" only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

        We will not issue fractional shares of our common stock upon conversion of the notes. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis in respect of all the notes you have surrendered for conversion), you will be entitled to receive cash in an amount equal to the value of such fractional shares, based on the applicable stock price.

        As used in this "Description of the Notes," all references to our common stock are to our common stock, par value $1.00 per share. See "Description of Capital Stock" below.

        The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

    Conversion Based on Common Stock Price

        You may surrender any of your notes for conversion on any business day in any calendar quarter commencing at any time after March 31, 2006, and only during such calendar quarter, if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 120% of the applicable conversion price per share of common stock on the last day of such preceding calendar quarter, which we refer to as the "conversion trigger price."

        The conversion trigger price immediately following issuance of the notes is $35.32, which is 120% of the initial conversion price per share of common stock. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate.

        The conversion agent, which initially will be U.S. Bank National Association, will, on our behalf, determine at the beginning of each calendar quarter commencing at any time after March 31, 2006 whether the notes are convertible as a result of the price of our common stock and notify us and the trustee.

    Conversion Upon Satisfaction of Trading Price Condition

        You may surrender any of your notes for conversion on any business day during the five business day period after any five consecutive trading day period in which the "trading price" per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing price of our common stock and the then applicable conversion rate (the "trading price condition").

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations obtained by the conversion agent for $5.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include the initial purchasers; provided that if three such bids cannot reasonably be obtained by the conversion agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the conversion agent, that one bid shall be used. If the conversion agent cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing price of our common stock and the then applicable conversion rate.

        In connection with any conversion upon satisfaction of the trading pricing condition, the conversion agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing price of our common stock and the then applicable conversion rate. At such time, we shall instruct the conversion agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the closing price of our common stock and the then applicable conversion rate.

    Conversion Upon Notice of Redemption

        You may surrender for conversion any of the notes called for redemption at any time prior to the close of business on the business day prior to the redemption date, even if the notes are not otherwise convertible at such time. If you have already delivered a purchase notice or a designated event purchase notice with respect to a note, however, you may not surrender that note for conversion until you have withdrawn the notice in accordance with the indenture.

    Conversion Upon Occurrence of a Designated Event or Similar Change of Control Transaction

        We will notify the holders of notes and the trustee at least ten trading days prior to the anticipated effective date of any make whole event described under "—Make Whole Premium," either of which we know or reasonably should know will occur (a "designated event conversion notice"). If we do not know, or should not reasonably know, that a make whole event will occur until the date that is within ten trading days before the anticipated effective date of such event, we will notify the holders and the trustee promptly after we have this knowledge and, if applicable, we will issue a designated event conversion notice at that time. Holders may surrender notes for conversion at any time beginning ten trading days before the anticipated effective date of a make whole event and until the date specified in the conversion notice. Our delivery of the designated event conversion notice will satisfy our obligation to deliver a "designated event purchase notice" if it contains all the information that would otherwise be required in a designated event purchase notice.

    Conversion Upon Specified Corporate Transactions

        Even if none of the conditions described above has occurred, if we elect to:

  •
  distribute to all holders of our common stock certain rights entitling them to purchase our common stock at less than the current market price (as defined below), or

  •
  distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing price of our common stock on the trading day preceding the declaration date for such distribution, we must notify you at least 20 days prior to the ex-dividend date for such distribution. Once we have given that notice, even if your notes are not otherwise convertible at that time, you may surrender your notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. You may not exercise this right to convert if you may participate in the distribution without conversion.

        In addition, if we are a party to any transaction or event (including but not limited to, any consolidation, merger or binding share exchange, other than a change resulting from a subdivision or combination) pursuant to which all or substantially all shares of our common stock would be converted into cash, securities or other property, even if your notes are not otherwise convertible at the time, you may surrender notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of such transaction or event until the earlier of 15 days after the actual date of such transaction or event or the date on which we announce that such transaction or event will not take place. We will notify you and the trustee as promptly as practicable following the date on which we publicly announce such transaction or event (but in any case not fewer than 15 days prior to the effective date of such transaction, or, if such transaction also constitutes a designated event, no later than the day on which we provide notice of the occurrence of a designated event).

        If the transaction or event also constitutes a designated event, as defined below, you can require us to purchase all or a portion of your notes as described under "—Purchase of Notes at Option of Holders for Cash Upon a Designated Event." In addition, if a transaction or event constitutes a designated event or if a change of control would have occurred but for the existence of the 105% trading price exception, as described under "—Purchase of the Notes at Option of Holders for Cash Upon a Designated Event," we will adjust the conversion rate for the notes tendered for conversion in connection with such transaction or event, as described under "—Make Whole Premium."

        Notwithstanding the foregoing, notes will not become convertible by reason of any transaction that is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity.

    Conversion Within Ten Trading Days Prior to the Stated Maturity Date

        Notwithstanding anything herein to the contrary, holders may surrender notes for conversion at any time during the ten trading day period ending at the close of business on the business day immediately preceding the stated maturity date of the notes.

        Upon determination that you are or will be entitled to convert your notes into shares of our common stock in accordance with the foregoing provisions, we will issue a press release through a public medium that is customary for such press releases or publish the information on our web site or through such other public medium as we may use at that time.

Conversion Procedures

        If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the notes are in certificated form, with the certificated security, to the conversion agent who will, on your behalf, convert the notes into our common stock. The date on which a conversion notice is delivered and all other requirements for conversion have been satisfied is referred to in this prospectus as the "conversion date." You may obtain copies of the required form of the conversion notice from the conversion agent. Shares of our common stock and cash deliverable upon conversion will be delivered through the conversion agent no later than the third business day following determination of the applicable stock price.

        Upon conversion of notes, you generally will not receive any cash payment of interest. Our delivery to you of the full number of shares of our common stock into which a note is convertible, together with any cash payment for fractional shares, or cash or a combination of cash and shares of our common stock in lieu thereof, will be deemed to satisfy our obligation to pay the principal amount of the note as well as accrued but unpaid interest, if any, through the conversion date. Accrued but unpaid interest, if any, will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for accrued interest.

        Notwithstanding the foregoing, if you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on that interest payment date accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender any notes for conversion, you must pay to us an amount equal to the interest that has accrued and that will be paid with respect to the notes being converted on the related interest payment date. The preceding sentence does not apply, however, to notes that are converted after being called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem notes on a date that is after a record date for an interest payment but on or prior to the corresponding interest payment date, and you choose to convert your notes, you will not be required to pay us, at the time you surrender your notes for conversion, the amount of interest you will receive on the date that has been fixed for redemption.

        In the case of the following events (each, a "business combination"):

  •
  any recapitalization, reclassification or change of our common stock, other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination;

  •
  a consolidation, merger or binding share exchange of our company with another Person; or

  •
  a sale, conveyance or lease to another Person of all or substantially all of our property and assets;

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter, provided your notes are otherwise convertible, to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock immediately prior to such business combination, except that a holder will not receive any additional cash or shares of common stock that would have resulted from the adjustment to the conversion rate as described under "—Make Whole Premium" if such holder does not convert its notes "in connection with" the relevant designated event. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the holders of the notes shall have a reasonable opportunity to determine the form of consideration into which all of the notes, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by holders of the notes who participate in such determination, shall be subject to any limitations to which all of the holders of our common stock are subject, such as pro-rata reductions applicable to any portion of the consideration payable in such business combination and shall be conducted in such a manner as to be completed by the date which is the earlier of (a) the deadline for elections to be made by our stockholders and (b) two trading days prior to the anticipated effective date. We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by holders of the notes (and the weighted average of elections), by issuing a press release, or providing other appropriate notice, and by providing a copy of such notice to the trustee. In the event the effective date is delayed beyond the initially anticipated effective date, holders of the notes shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are materially consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes prior to the effective date of the business combination.

        If you convert notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered in a name other than your own, in which case you will pay the tax. Certificates representing our common stock will be issued or delivered only after all applicable taxes and duties payable by you, if any, have been paid.

Exchange in Lieu of Conversion

        When you surrender the notes for conversion, the conversion agent may direct you to surrender your notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for your notes, a number of shares of our common stock equal to the applicable conversion rate, plus cash for any fractional shares, or cash or a combination of cash and shares of our common stock in lieu thereof. If the designated institution accepts any such notes, it will deliver the appropriate number of shares of our common stock and/or cash to the conversion agent and the conversion agent will deliver those shares to you. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, we will, as promptly as practical thereafter, but not later than the third business day following determination of the applicable stock price, convert the notes and deliver cash, shares of our common stock or a combination of cash and shares of our common stock, as described under "—Conversion Rights."

        Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes. If the designated institution declines to accept any notes surrendered for exchange, we will convert those notes into shares of our common stock, cash or a combination of cash and shares of our common stock, as described under "—Conversion Rights."

        We will not pay any consideration to, or otherwise enter into any arrangement with, the designated institution for or with respect to such designation.

Anti-dilution Adjustments

        The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

        (1)   We pay a dividend or make a distribution on our common stock, payable exclusively in shares of our common stock or our other capital stock;

        (2)   We issue to all or substantially all holders of our common stock rights or warrants that allow the holders to purchase shares of our common stock at less than the current market price;

        (3)   We:

  •
  subdivide or split the outstanding shares of our common stock into a greater number of shares;

  •
  combine or reclassify the outstanding shares of our common stock into a smaller number of shares; or

  •
  issue by reclassification of the shares of our common stock any shares of our capital stock;

        (4)   We distribute to all or substantially all holders of our common stock evidences of indebtedness, securities or assets or certain rights to purchase our securities, including rights under our Rights Agreement described under "Description of Capital Stock—Rights Agreement," but excluding:

  •
  dividends or distributions described in paragraph (1) above;

  •
  rights or warrants described in paragraph (2) above;

  •
  dividends or distributions paid exclusively in cash described in paragraph (5) below;

(the "distributed assets"), in which event (other than in the case of a "spin-off" as described below), the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

  •
  the conversion rate by

  •
  a fraction, the numerator of which is the current market price of our common stock and the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, whose determination in good faith will be conclusive, of the portion of those distributed assets applicable to one share of common stock.

        For purposes of this section (unless otherwise stated), the current market price of our common stock means the average of the closing prices of our common stock for the five consecutive trading days ending on the record date fixed for determination of the stockholders entitled to receive such distribution (if such record date is a trading day or, if not, then on the last trading day prior to such record date).

        Notwithstanding the foregoing, in cases where (a) the fair market value per share of the distributed assets equals or exceeds the current market price of our common stock, or (b) the current market price of our common stock exceeds the fair market value per share of the distributed assets by less than $1.00, in lieu of the foregoing adjustment, you will have the right to receive upon conversion, in addition to shares of our common stock, the distributed assets you would have received if you had converted your notes immediately prior to the record date.

        In respect of a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

  •
  the conversion rate by

  •
  a fraction, the numerator of which is the current market price of our common stock plus the fair market value, determined as described below, of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock, and the denominator of which is the current market price of our common stock.

        The adjustment to the conversion rate in the event of a spin-off will occur at the earlier of:

  •
  the tenth trading day from, and including, the effective date of the spin-off and

  •
  the date of the initial public offering of the securities being distributed in the spin-off, if that initial public offering is effected simultaneously with the spin-off.

        For purposes of this section, "initial public offering" means the first time securities of the same class or type as the securities being distributed in the spin-off are bona fide offered to the public for cash.

        In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock means the average of the closing prices of those securities over the ten consecutive trading days following the effective date of the spinoff. Also, for this purpose, the current market price of our common stock means the average of the closing prices of our common stock over the ten consecutive trading days following the effective date of the spin-off.

        If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the closing price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

        (5)   We make a distribution consisting exclusively of cash to all or substantially all holders of outstanding shares of common stock, in which event the conversion rate will be adjusted by multiplying:

  •
  the conversion rate by

  •
  a fraction, the numerator of which is the current market price of our common stock, and the denominator of which is the current market price of our common stock, minus the amount per share of such distribution.

Notwithstanding the foregoing, in cases where (a) the per share amount of such distribution equals or exceeds the current market price of our common stock or (b) the current market price of our common stock exceeds the per share amount of such distribution by less than $1.00, in lieu of the foregoing adjustment, you will have the right to receive upon conversion such distribution you would have received if you had converted your notes immediately prior to the record date.

        (6)   We (or one of our subsidiaries) make a payment in respect of a repurchase, tender offer or exchange offer for our common stock, in which event, to the extent the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing price of our common stock on the trading day next succeeding the date of the repurchase or the last date on which tenders or exchanges may be made pursuant to such repurchase, tender offer or exchange offer, as the case may be, the conversion rate will be adjusted by multiplying:

  •
  the conversion rate by

  •
  a fraction, the numerator of which will be the sum of (a) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we so repurchase and (b) the product of (i) the number of shares of our common stock outstanding less any such repurchased shares and (ii) the closing price of our common stock on the trading day next succeeding the date of the repurchase or the expiration of the tender or exchange offer, and the denominator of which will be the product of (a) the number of shares of our common stock outstanding, including any such purchased shares, and (b) the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.

        In addition to these adjustments, we may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give you at least 15 days' notice of such an increase in the conversion rate.

        No adjustment to the conversion rate or your ability to convert will be made if you otherwise participate in the distribution without conversion or in certain other cases.

        The applicable conversion rate will not be adjusted:

  •
  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

  •
  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

  •
  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

  •
  for a change in the par value of the common stock; or

  •
  for accrued and unpaid interest and liquidated damages owed, if any.

        You will receive, upon conversion of your notes, in addition to common stock, the rights under any stockholder rights plan we may adopt, whether or not the rights have separated from the common stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or exchanged.

        Notwithstanding the foregoing, in no event shall the conversion rate as adjusted in accordance with the foregoing exceed 41.2881 shares of our common stock per $1,000 principal amount of notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above.

Make Whole Premium

        If a "make whole event" as defined below occurs prior to February 6, 2013, and a holder elects to convert its notes in connection with such event, we will pay a make whole premium by increasing the applicable conversion rate for the notes surrendered for conversion if and as required below. A conversion of notes will be deemed for these purposes to be "in connection with" such a make whole event if the notice of conversion is received by the conversion agent from and including the date that is ten trading days prior to the anticipated effective date of the make whole event and, if applicable, prior to and including the close of business on the business day prior to the purchase date as described under "—Purchase of the Notes at Option of Holders for Cash Upon a Designated Event." Any make whole premium will have the effect of increasing the amount of any cash, securities or other assets otherwise due to the holders of notes upon conversion.

        A "make whole event" will be deemed to have occurred if a "designated event" occurs or a "change of control" would have occurred but for the existence of the 105% trading price exception described in the first bullet point of the exception to the definition of change of control, each as described under "—Purchase of the Notes at Option of Holders for Cash Upon a Designated Event."

        Any increase in the applicable conversion rate will be determined by reference to the table below and is based on the date on which such change of control transaction becomes effective (the "effective date") and the price (the "stock price") paid, or deem paid, per share of our common stock in such transaction, subject to adjustment as described below. If the holders of our common stock receive only cash in the change of control transaction, the stock price shall be the cash amount paid per share of common stock. Otherwise, the stock price shall be the average of the closing prices of our common stock for each of the ten consecutive trading days prior to but excluding the effective date.

        The following table sets forth the amount, if any, by which the applicable conversion rate will increase for each hypothetical stock price and effective date set forth below:

Make Whole Premium (Increase in Applicable Conversion Rate)

	Effective Date
Stock Price on Effective Date
	2/1/06*	2/1/07	2/1/08	2/1/09	2/1/10	2/1/11	2/1/12	2/6/13
$24.22	7.30	7.30	7.30	7.30	7.30	7.30	7.30	0.00
$27.50	5.79	5.66	5.50	5.30	5.03	4.64	3.98	0.00
$30.00	4.94	4.78	4.55	4.29	3.94	3.44	2.62	0.00
$32.50	4.36	4.10	3.93	3.64	3.15	2.61	1.76	0.00
$35.00	3.78	3.57	3.30	2.98	2.57	2.02	1.21	0.00
$40.00	3.03	2.81	2.53	2.22	1.82	1.32	0.66	0.00
$50.00	2.15	1.95	1.71	1.44	1.11	0.75	0.35	0.00
$60.00	1.67	1.50	1.29	1.07	0.82	0.56	0.28	0.00
$70.00	1.38	1.24	1.06	0.88	0.68	0.46	0.24	0.00
$80.00	1.19	1.06	0.91	0.75	0.58	0.40	0.21	0.00

*
Original issue date of the notes.

        The actual stock price and effective date may not be set forth in the table above, in which case:

  •
  if the actual stock price on the effective date is between two stock price amounts in the table or the actual effective date is between two effective dates in the table, the amount of the conversion rate adjustment will be determined by straight-line interpolation between the adjustment amounts set forth for the higher and lower stock price amounts and the two effective dates, as applicable, based on a 365-day year;

  •
  if the actual stock price on the effective date exceeds $80.00 per share of our common stock (subject to adjustment as described below), no adjustment to the applicable conversion rate will be made; and

  •
  If the actual stock price on the effective date is less than $24.22 per share of our common stock (subject to adjustment as described below), no adjustment to the conversion rate will be made.

        The stock prices set forth in the first column of the table will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. In addition, the conversion rate adjustment amounts set forth in the table below will be subject to adjustment in the same manner as the conversion rate as set forth above under "—Anti-dilution Adjustments."

        Notwithstanding the foregoing, in no event shall the conversion rate as adjusted in accordance with the foregoing exceed 41.2881 shares of our common stock per $1,000 principal amount of notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) under "—Anti-dilution Adjustments" above.

        Our obligation to increase the conversion rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Redemption Rights

        We must repay the notes in cash at their stated maturity on February 1, 2026, unless earlier converted, repurchased or redeemed in accordance with the indenture. The circumstances in which we may redeem the notes prior to the stated maturity date are described below.

        We will have the right to redeem the notes in whole or in part, at any time or from time to time, on or after February 6, 2013, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, including liquidated damages, if any, to, but not including, the redemption date. If the redemption date is after the record date for the payment of an installment of interest and before the related interest payment date, then the payment of interest (including liquidated damages, if any) becoming due on that date will be payable to the holder of record at the close of business on the relevant record date, and the redemption price will not include such interest (or liquidated damages) payment.

        We will give not less than 30 days' nor more than 60 days' notice of redemption by mail to holders of the notes. The notice of redemption will inform you of our election to deliver shares of our common stock or cash or a combination of cash and shares of our common stock in the event you elect to convert notes in connection with a redemption.

        If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

        If the trustee selects a portion of your notes for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be from the portion selected for redemption.

        In the event of any redemption in part, we will not be required to:

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  issue, register the transfer of or exchange any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be so redeemed, or

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  register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

        If we exercise our right to redeem the notes, in whole or in part, we will disseminate a press release containing information regarding the redemption through a public medium that is customary for such press releases or publish the information on our web site or through such other public medium as we may use at that time.

Repurchase Rights

        You have the right to require us to repurchase the notes on February 1, 2013, 2016 and 2021, each of which we refer to as a "repurchase date." In each case, the repurchase price payable will be equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest and liquidated damages, if any, to, but not including, the repurchase date. We will be required to repurchase any outstanding notes for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the last business day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related notes. Our repurchase obligation will be subject to some additional conditions.

        We will pay the repurchase price for any notes submitted for repurchase by us on a repurchase date solely in cash.

        We are required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their notes as described below.

        The repurchase notice given by each holder electing to require us to repurchase notes shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

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  if certificated, the certificate numbers of the notes to be delivered for repurchase;

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  the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

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  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        If notes are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

        You may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

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  the principal amount of notes being withdrawn;

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  if certificated, the certificate numbers of the notes being withdrawn; and

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  the principal amount, if any, of the notes that remain subject to the repurchase notice.

        If notes are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

        In connection with any repurchase, we will, to the extent applicable:

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  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which may then be applicable; and

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  file Schedule TO or any other required schedule under the Exchange Act.

        Our obligation to pay the purchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with such endorsements.

        If the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been given on the business day immediately following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest and liquidated damages, if any, on the notes will cease to accrue, whether or not the notes are delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the notes.

        Our ability to repurchase notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends, loans or other distributions from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See "Risk Factors—Risk Factors Related to Our Indebtedness and the Notes—We may not have the funds necessary to purchase the notes at the option of the holders or upon a designated event."

Exchange in Lieu of Repurchase

        lf you exercise your right to require us to repurchase notes held by you, we may cause the notes first to be offered to a financial institution chosen by us for exchange in lieu of repurchase. In order to accept any notes surrendered for repurchase, the designated institution must agree to deliver, in exchange for such notes, the repurchase price for such notes you otherwise would receive upon repurchase by us. If the designated institution accepts any such notes for repurchase, it will deliver the purchase price to the paying agent. Any notes purchased by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for repurchase but does not timely deliver the related repurchase price payment, we will, as promptly as practical thereafter, but not later than one business day following the repurchase date, cause the purchase price for the notes to be paid. Our designation of an institution to which the notes may be submitted for repurchase does not require the institution to accept any notes. If the designated institution declines to accept any notes surrendered for repurchase, we will repurchase the notes on the terms provided in the indenture. We will not pay any consideration to, or otherwise enter into any arrangement with, the designated institution for or with respect to such designation.

Purchase of the Notes at Option of Holders for Cash Upon a Designated Event

        If a "designated event" as defined below occurs, you will have the right to require us to repurchase all of your notes not previously called for redemption, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of all notes to be repurchased, plus accrued and unpaid interest and liquidated damages, if any, on those notes to, but not including, the repurchase date.

        We will pay the repurchase price for any notes submitted for repurchase by us upon the occurrence of a designated event solely in cash.

        Within 30 days after the occurrence of a designated event, we are obligated to give you notice of the designated event and of the repurchase right arising as a result of the designated event stating, among other things, the procedures holders must follow to require us to repurchase their notes. We must also deliver a copy of this notice to the trustee. In addition, we will disseminate a press release containing this information through a public medium that is customary for such press releases or publish the information on our web site or through such other public medium as we may use at that time.

        To exercise the repurchase right, you must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of your exercise of this repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 45 days after the date of our notice.

        A "designated event" will be deemed to have occurred upon a change in control or a termination of trading.

        A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on the New York Stock Exchange nor approved for trading on The Nasdaq National Market.

        A "change in control" will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

        (1)   any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans and other than any transaction contemplated by the second bullet point of clause (2) below; or

        (2)   we merge or consolidate with or into any other person (other than a subsidiary), another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

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  that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock, or

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  pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction, or

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  which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity.

        However, a change in control will not be deemed to have occurred if:

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  the closing price of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock under clause (1) above, or the period of ten consecutive trading days ending immediately before the change in control, in the case of a change in control relating to a merger, consolidation, asset sale or otherwise under clause (2) above, equals or exceeds 105% of the conversion price of the notes in effect on each of those five trading days; or

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  all of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation or a conveyance, sale, transfer or lease otherwise constituting a change in control under clause (1) and/or clause (2) above consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or its successor (or will be so traded or quoted immediately following the merger or consolidation) and as a result of the merger or consolidation the notes become convertible into such shares of such capital stock.

        For purposes of these provisions, whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act and "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

        Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to the holders of notes. We will comply with this rule to the extent it applies at that time.

        The definition of a change in control includes a phrase relating to the conveyance, sale, transfer or lease of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of the conveyance, sale, transfer or lease of less than all of our assets may be uncertain.

        The foregoing provisions would not necessarily provide the holders of notes with protection if we are involved in a highly leveraged or other transaction that may adversely affect the holders.

        If a designated event were to occur, we may not have sufficient funds to pay the designated event repurchase price. See "Risk Factors" under the caption "—Risk Factors Related to Our Indebtedness and the Notes—We may not have the funds necessary to purchase the notes at the option of the holders or upon a designated event." In particular, we have incurred, and may in the future incur, other indebtedness with similar designated event provisions permitting its holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specified dates. If we fail to repurchase the notes when required following a designated event, we will be in default under the indenture.

Merger and Sales of Assets

        We may not (1) consolidate with or merge with or into any other person or convey, sell, transfer or lease or otherwise dispose of all or substantially all of our assets to any other person in any one transaction or series of related transactions, or (2) permit any person to consolidate with or merge into us, unless:

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  in the case of a merger or consolidation, either we are the surviving person, or if we are not the surviving person, the surviving person formed by such consolidation or into which we are merged or the person to which our properties and assets are so transferred shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall execute and deliver to the trustee a supplemental indenture expressly assuming the payment when due of the principal of and interest, including liquidated damages, if any, on the notes and the performance of each of our other covenants under the notes and the indenture, and

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  in either case, immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing.

        Upon the assumption of our obligations by any such other person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a change of control of AAR, permitting each holder to require us to purchase the notes of such holder as described above. An assumption of our obligations under the notes and the indenture by such other person might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.

Events of Default

        The following are events of default with respect to the notes:

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  default for 30 days in payment of any interest or liquidated damages when due and payable on the notes, whether or not prohibited by the subordination provisions of the indenture;

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  default in payment of principal of the notes at maturity, upon redemption, repurchase or following a designated event, when the same becomes due and payable, whether or not prohibited by the subordination provisions of the indenture;

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  default by us or any of our significant subsidiaries in the payment of principal or premium at final maturity under any other instruments of indebtedness, which default is in an aggregate amount exceeding $10.0 million and continues in effect for more than 30 days after the expiration of any grace period or extension of time for payment applicable thereto;

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  default in our obligations to satisfy our conversion obligation upon exercise of a holder's conversion right, unless such default is cured within five days after written notice of default is given to us by the trustee or the holder of such note;

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  default in our obligations to give notice of the right to require us to repurchase notes following the occurrence of a designated event within the time required to give such notice;

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  default by us or any of our significant subsidiaries under any instrument or instruments evidencing indebtedness (other than the notes) having an outstanding principal amount of $10.0 million (or its equivalent in any other currency or currencies) or more that results in the acceleration of maturity of such indebtedness unless such declaration has been rescinded within 10 days after written notice as provided in the indenture;

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  default in our performance of any other covenants or agreements contained in the indenture or the notes for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding; and

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  certain events of bankruptcy, insolvency and reorganization of us or any of our significant subsidiaries.

        The term "significant subsidiary" shall have the meaning set forth in Rule 1-02(w) of Regulation S-X of the Securities and Exchange Commission.

        The indenture requires that we file annually with the trustee a certificate describing any default by us in the performance of any conditions or covenants that has occurred under the indenture and its status. We must give the trustee written notice within 30 days of any default under the indenture that could mature into an event of default described in the fourth bullet point above.

        The indenture provides that if an event of default occurs and is continuing with respect to the notes, either the trustee or the registered holders of at least 25% in aggregate principal amount of the notes may declare the principal amount, plus accrued and unpaid interest and liquidated damages, if any, on the notes to be due and payable immediately. If an event of default relating to some events of bankruptcy, insolvency or reorganization occurs, the principal amount plus accrued and unpaid interest and liquidated damages, if any, on the notes automatically will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the notes have been cured (other than the nonpayment of principal of or interest and liquidated damages on the notes which has become due solely by reason of the declaration of acceleration), then the declaration of acceleration shall be automatically annulled and rescinded.

        A holder of notes may pursue any remedy under the indenture only if:

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  the holder gives the trustee written notice of a continuing event of default for the notes;

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  the holders of at least 25% in aggregate principal amount of the outstanding notes make a written request to the trustee to pursue the remedy;

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  the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

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  during that 60-day period, the holders of a majority in aggregate principal amount of the notes do not give the trustee a direction inconsistent with the request.

        This provision does not, however, affect the right of a holder of notes to sue for enforcement of payment of the principal of, or interest and liquidated damages on, the holder's note on or after the respective due dates expressed in its notes or the holder's right to convert its notes in accordance with the indenture.

        The trustee will be entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the indenture at the direction of the registered holders of the notes or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indenture will also provide that the registered holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is unduly prejudicial to the rights of other registered holders of the notes, or would involve the trustee in personal liability.

        The indenture provides that while the trustee generally must mail notice of a default or event of default to the registered holders of the notes within 90 days of occurrence, the trustee may withhold notice of any default or event of default (except in payment on the notes) if the trustee in good faith determines that the withholding of such notice is in the interests of the registered holders of the notes.

Modification and Waiver

        We may amend or supplement the indenture if the holders of a majority in principal amount of the then outstanding notes consent to it. Without the consent of the holder of each note, however, no amendment, supplement or waiver may:

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  reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

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  reduce the rate of accrual of interest or liquidated damages or modify the method for calculating interest or liquidated damages or change the time for payment of interest or liquidated damages on the notes;

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  modify the provisions with respect to holder's rights upon a designated event in a manner adverse to the holders of the notes, including our obligations to repurchase the notes following a designated event;

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  reduce the principal amount of the notes or change the final stated maturity of the notes;

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  reduce the redemption or repurchase price of the notes or change the time at which the notes may or must be redeemed or repurchased;

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  make payments on the notes payable in currency other than as originally stated in the notes;

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  modify the subordination provisions of any note in a manner that adversely affects the rights of the holder;

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  impair the holder's right to institute suit for the enforcement of any payment on the notes;

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  make any change in the percentage of principal amount of notes necessary to waive compliance with provisions of the indenture or to make any change in this provision for modification;

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  waive a continuing default or event of default regarding any payment on the notes; or

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  adversely affect the conversion or repurchase provisions of the notes.

        We may amend or supplement the indenture or waive any provision of it without the consent of any holders of notes in some circumstances, including:

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  to cure any ambiguity, omission, defect or inconsistency;

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  to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

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  to provide for uncertificated notes in addition to or in place of certificated notes;

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  to secure the notes or to provide guarantees of the notes;

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  to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

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  to add covenants that would benefit the holders of notes or to surrender any rights we have under the indenture;

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  to add events of default with respect to the notes; or

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  to make any change that does not adversely affect any outstanding notes in any material respect.

        The holders of a majority in aggregate principal amount of the outstanding notes generally may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Registration Rights

        We entered into a registration rights agreement with the initial purchasers. We have filed with the SEC a shelf registration statement, of which this prospectus forms a part, covering resales by holders of all notes and the common stock issuable upon conversion of the notes. We will use commercially reasonable efforts to keep this registration statement effective until the second anniversary of the date the notes were originally issued, or such earlier date when all of the securities covered by the registration statement have been sold pursuant to it or in compliance with Rule 144 under the Securities Act, or cease to be outstanding.

        We will provide to each registered holder copies of the prospectus and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement is required to be named as a selling securityholder in this prospectus and to deliver a prospectus to purchasers and is bound by the provisions of the registration rights agreement, which are applicable to that holder, including certain indemnification provisions. If a shelf registration statement naming the holder and covering those securities is not effective, these securities may not be sold or otherwise transferred except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

        A holder who has not previously been named as a selling securityholder in this prospectus but who wishes to resell his or her securities pursuant to the shelf registration statement may submit to us a completed selling securityholder's notice and questionnaire in the prescribed form, together with such other information as we may reasonably request. We will use our reasonable best efforts to file within 10 business days such amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus as discussed below; provided that we will not be required to file a post-effective amendment more than one time in any calendar quarter for all such holders. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and will therefore not be permitted to sell any registrable securities pursuant to the shelf registration statement.

        We will be permitted to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 30 days, whether or not consecutive, in any 90-day period or an aggregate of 90 days in any 12-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders.

        Subject to our rights as set forth in the immediately preceding paragraph, if the registration statement ceases to be effective or fails to be usable, or if this prospectus has been suspended as described in the preceding paragraph, in each case for longer than the period permitted by such paragraph, then we will pay liquidated damages at a rate equal to an additional one-half of one percent (0.50%) of the principal amount of the registrable securities accruing from the 31st day of the applicable 90-day period or the 91st day of the applicable 12-month period until the earlier of:

  •
  the time the registration statement again becomes effective;

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  the time the holders of the registrable securities are again able to make sales under the registration statement;

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  the expiration of the period referred to in Rule 144(k) of the Securities Act for notes held by those other than our affiliates; or

  •
  two years after the effective date of the registration statement.

        In no event will liquidated damages accrue after the second anniversary of the effective date of the registration statement or at an annual rate exceeding 0.50% of the issue price of the notes. We will have no other liabilities for monetary damages with respect to any default described in the immediately preceding paragraph. This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions in the registration rights agreement.

Calculations in Respect of Notes

        We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the trading prices of the notes and the sale prices of our common stock, any accrued interest and liquidated damages payable on the notes, the conversion rate of the notes and the projected payment schedule. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Governing Law

        The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Trustee

        U.S. Bank National Association is the trustee, registrar, conversion agent and paying agent for the notes. The trustee maintains an office in New York, New York.

        If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.

        If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign as trustee under the indenture.

Form, Exchange, Registration and Transfer

        We will issue the notes in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.

        Notes will be exchangeable for other notes for the same principal amount and for the same terms but in different authorized denominations in accordance with the indenture.

        Holders may present notes for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

        We have appointed the trustee as security registrar for the notes. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the notes.

Payment and Paying Agents

        Payments on the notes will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder's registered address or, with respect to global notes, by wire transfer. We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

        The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations. This office will initially be an office or agency of the trustee.

        Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

        Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Replacement of Notes

        We will replace any notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed notes, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the notes before a replacement note will be issued.

BOOK-ENTRY SYSTEM

        The notes are represented by one or more global securities (each a "Global Security"). Each Global Security will be deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC. The global note and any notes issued in exchange for the global note will be subject to restrictions on transfer and will bear the legend regarding those restrictions as set forth under "Transfer Restrictions." Except under circumstances described below, the notes will not be issued in definitive form.

        Upon the issuance of a Global Security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the initial purchasers with the respective principal amounts of the notes represented by the Global Security. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that Global Security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the notes represented by that Global Security registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form, and will not be considered the owners or holders thereof under the indenture. Principal and interest payments, if any, on the notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant Global Security. Neither AAR, the trustee, any paying agent or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a Global Security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

        If DTC is at any time unwilling or unable to continue as a depository and a successor depository is not appointed by us within 90 days, or in other circumstances described in the indenture, we will issue the notes in definitive form in exchange for the entire Global Security for the notes. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of the notes represented by the Global Security equal in principal amount to the beneficial interest and to have the notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

DESCRIPTION OF CAPITAL STOCK

General

        The following is a description of certain terms of our capital stock. This description does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of our restated certificate of incorporation and bylaws.

    Common Stock

        Our authorized common stock consists of 100,000,000 shares of common stock, $1.00 par value per share. As of March 31, 2006, there were 36,461,146 shares of common stock outstanding.

        Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Upon the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and non-assessable.

        The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future.

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., P.O. Box 2500, Jersey City, NJ 07303-2500. Its telephone number is 1-800-446-2617.

    Preferred Stock

        Our restated certificate of incorporation authorizes the issuance of 250,000 shares of preferred stock, par value $1.00 per share. No shares of preferred stock are currently outstanding.

        Under our restated certificate of incorporation, the preferred stock may be issued from time to time in one or more series with such serial designation and (i) may have such voting powers, full or limited, or may be without voting powers; (ii) may be subject to redemption at such time or times and such prices; (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock; (iv) may be entitled to such rights upon our dissolution, or upon any distribution of our assets; (v) may be made convertible into, or exchangeable for, shares of any other class or classes of our stock at such price or prices or at such other rates of exchange and with such adjustments; and (vi) shall have such other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, all as stated in a certificate of designation adopted by our board of directors.

Certain Charter and By-Law Provisions

    General

        We have implemented certain measures designed to enhance the board of directors' ability to protect stockholders against, among other things, unsolicited attempts to acquire a significant interest in the Company or to influence the Company's management (whether through open market purchases, tender offers or otherwise) that do not offer an adequate price to all stockholders or that the board of directors otherwise considers not in the best interests of the Company and its stockholders.

        Certain provisions in our restated certificate of incorporation may have a significant impact on the stockholders' ability to change the composition of the incumbent board of directors or the ability of a substantial holder of the common stock to acquire control of, or to remove, the incumbent board of directors, and might discourage certain types of transactions that involve an actual or threatened change of control of the Company.

        The provisions of our restated certificate of incorporation are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's-length negotiations with the Company's management and board of directors. These provisions could have the effect of discouraging a third party from making a tender offer to or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. At the same time, these provisions help ensure that the board of directors, if confronted by an unsolicited proposal from a third party who has recently acquired a block of common stock, will have sufficient time to review the proposal and alternatives to it and to seek better proposals for its stockholders, employees, suppliers, customers and others. These provisions are discussed below.

    Indemnification

        Pursuant to the provisions of the Delaware General Corporation Law (the "Delaware GCL"), we have adopted provisions in our restated certificate of incorporation which require us to indemnify our officers and directors to the fullest extent permitted by law, and eliminate the personal liability of our directors to the Company or its stockholders for monetary damages for breach of their duty of due care except (i) for any breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) for liability under Section 174 of the Delaware GCL (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. These provisions do not eliminate a director's duty of care. Moreover, the provisions do not apply to claims against a director for violation of certain laws, including Federal securities laws. We believe that these provisions assist us in attracting and retaining qualified individuals to serve as directors and officers.

    Preferred Stock

        Our restated certificate of incorporation includes a provision which allows the board of directors, without stockholder approval, to issue up to 250,000 shares of preferred stock with voting, liquidation and conversion rights that could be superior to and adversely affect the voting power of holders of common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company.

    Classified Board of Directors

        Our restated certificate of incorporation provides that our board of directors shall be divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors in a relatively short period of time.

    Voting Restriction on Certain Business Combinations

        An affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote generally in the election of directors is required with respect to the adoption or approval of certain business combinations, including mergers, consolidations, asset and securities sales, plans of liquidation or dissolution and certain reclassifications, involving any related party (as defined below).

        A related party is defined in our restated certificate of incorporation to mean the beneficial owner, directly or indirectly, of not less than 10% of our voting stock.

        The 80% affirmative voting requirement is not applicable to business combinations approved by (i) a majority of our board of directors prior to the acquisition by the related party of 10% of the then outstanding voting stock or (ii) a majority of those members of the board of directors who are not related party directors.

    Special Stockholders' Meetings

        Our restated certificate of incorporation and bylaws allow only the Chairman of the board of directors or majority of the board of directors then in office to call a special meeting of the stockholders.

    No Action by Stockholder Consent

        Our restated certificate of incorporation prohibits action that is required or permitted to be taken at any annual or special meeting of our stockholders from being taken by the written consent of stockholders without a meeting.

    Supermajority Voting

        The classified board, special meeting and stockholder consent, as well as certain other provisions of the restated certificate of incorporation, may be altered, amended, or repealed only if the holders of 80% or more of the outstanding shares of voting stock entitled to vote in the election of directors vote in favor of such action. Our bylaws may be amended, altered, changed or replaced by the affirmative vote of the holders of at least 80% or more of the outstanding shares of voting stock entitled to vote in the election of directors or by a majority of board of directors then in office.

Delaware Anti-Takeover Law

        We are a Delaware corporation that is subject to Section 203 of the Delaware GCL ("Section 203"). Under Section 203 certain "business combinations" between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (we have not made such election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination is approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock, together with the affiliates or associates of that stockholder.

Rights Agreement

        Pursuant to a Rights Agreement adopted in 1997, each outstanding share of our common stock carries with it a right to purchase one additional share at a price of $83.33 (subject to anti-dilution adjustments). The rights become exercisable (and separate from the shares) when certain specified events occur, including the acquisition of 15% or more of the common stock by a person or group (an "Acquiring Person") or the commencement of a tender or exchange offer for 15% or more of the common stock.

        In the event that an Acquiring Person acquires 15% or more of the common stock, or if we are the surviving corporation in a merger involving an Acquiring Person, or if the Acquiring Person engages in certain types of self-dealing transactions, each right entitles the holder to purchase for the then current exercise price that number of shares of common stock having a market value of two times the exercise price, subject to certain exceptions. Similarly, if we are acquired in a merger or other business combination or 50% of more of our assets or earning power is sold, each right entitles the holder to purchase at the then current exercise price that number of shares of common stock of the surviving corporation having a market value of two times the exercise price. The rights, which do not entitle the holder thereof to vote or to receive dividends, expire on August 6, 2007 and may be redeemed by us for $.01 per right under certain circumstances.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        Prospective holders of notes and our common stock are hereby notified that: (a) the discussion of U.S. federal tax issues in this prospectus is not intended or written to be relied upon, and cannot be relied upon, by such holders for the purpose of avoiding penalties that may be imposed on such holders under the Internal Revenue Code of 1986, as amended (the "Code"); (b) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) prospective holders of notes and our common stock should seek advice based on their particular circumstances from an independent tax advisor.

        The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes, and where noted, our common stock, as of the date of this prospectus. This summary applies only to a beneficial owner of notes who purchases notes in this offering at their "issue price" (the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who holds the notes or common stock received upon conversion of the notes as a capital asset. This summary does not discuss any state, local or foreign tax consequences, nor does it deal with beneficial owners of notes or common stock that may be subject to special treatment for U.S. federal income tax purposes. For example, this summary does not address:

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  tax consequences to beneficial owners who are dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

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  tax consequences to beneficial owners holding the notes or common stock as part of a hedging, integrated, constructive sale or conversion transaction, or a straddle;

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  tax consequences to U.S. holders (as defined below) whose "functional currency" is not the U.S. dollar; or

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  U.S. federal estate, gift or alternative minimum tax consequences, if any (except to the extent specifically discussed below in "—Non-U.S. Holders—U.S. Federal Estate Tax").

        The discussion below is based upon the provisions of the Code and U.S. Treasury regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those discussed below.

        If a beneficial owner of notes is an entity classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the entity. If you are such an entity, or a partner in such an entity, you should consult your own tax advisor.

        No rulings have been sought or are expected to be sought from the Internal Revenue Service (the "IRS") with respect to any of the U.S. federal income tax considerations discussed below. As a result, we cannot assure you that the IRS will agree with the tax consequences described below.

        If you are considering purchasing the notes, you should consult your own tax advisor concerning the U.S. federal income and estate tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

        The following discussion is a summary of the material U.S. federal income tax considerations that will apply to you if you are a U.S. holder of notes or shares of our common stock.

        For purposes of this discussion, a U.S. holder is a beneficial owner of a note or common stock that is for U.S. federal tax purposes:

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  a citizen or resident of the United States;

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  a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust that (1) is subject to the primary supervision of a court within the United States and one or more United States persons has authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

    Interest on the Notes

        The notes were not issued with any original issue discount for U.S. federal tax purposes. Accordingly, if you are a U.S. holder, you will generally be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with your regular method of accounting for U.S. federal income tax purposes. If, however, the notes' "stated redemption price at maturity" (generally, the sum of all payments required under the note other than stated interest) exceeds the issue price by more than a de minimis amount, you will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

        In certain circumstances (see, for example, "Description of the Notes—Registration Rights"), we may pay amounts on the notes that are in excess of the stated interest or principal of the notes. We intend to take the position that the possibility that any such payment will be made is remote so that such possibility will not affect the timing or amount of interest income that you recognize unless and until any such payment is made. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable U.S. Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the character and amount of taxable income in respect of the notes may be different from that described herein. If we do pay amounts on the notes that are in excess of the stated interest or principal of the notes, you should consult your own tax advisor about the tax treatment of such amounts.

    Sale, Exchange, Redemption or Other Disposition of the Notes

        Upon the sale, exchange (including an exchange in lieu of a conversion with a designated financial institution), redemption, or other disposition (other than a conversion into common stock as described below) of a note, you will generally recognize gain or loss equal to the difference between your amount realized (including the amount of cash and the fair market value of property, if any) and your adjusted tax basis in the note. Any gain you recognize generally will be treated as capital gain, except to the extent that there is accrued interest on such note that has not previously been included in your taxable income, which will be treated as ordinary interest income. Any loss you recognize will be treated as capital loss. The deductibility of capital losses is subject to limitations. Any capital gain or loss that you recognize will be long-term capital gain or loss if you held the notes for more than one year.

Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax (effective for tax years through 2008).

    Conversion of the Notes

        You generally will recognize no gain or loss on the conversion of a note solely into common stock, except with respect to stock received attributable to accrued interest which will be taxed as ordinary interest income, as described below, and cash received in lieu of a fractional share, which will be taxed as described below. Your tax basis in common stock received upon conversion generally will equal your adjusted basis in that note at the time of conversion. Your holding period for the stock received upon such conversion will include your holding period in the note.

        If you receive solely cash or property other than our common stock on the conversion of your notes, you will generally be subject to the rules described in "—U.S. Holders—Sale, Exchange, Redemption or Other Disposition of the Notes."

        If you receive a combination of cash and common stock upon the conversion of your notes, the U.S. federal income tax treatment to you is not entirely clear. Assuming the notes are "securities" for U.S. federal income tax purposes, you will be required to recognize gain in an amount equal to the lesser of (i) the cash payment (reduced for cash in lieu of a fractional share and any portion of the payment which is attributable to accrued and unpaid interest) or (ii) the excess of the fair market value of the common stock and cash payment (less cash in lieu of a fractional share and any amount attributable to accrued and unpaid interest) received in the conversion over your adjusted tax basis in the note at the time of the conversion. You generally will not be able to recognize any loss. Your tax basis in the common stock received will be the same as your tax basis in the note, increased by the amount of gain recognized, if any, and reduced by the amount of the cash payment (less cash in lieu of a fractional share and any amount attributable to accrued and unpaid interest). Your holding period in the common stock received upon the conversion of the note would include the holding period of the note exchanged.

        Alternatively, the cash payment might be treated as the proceeds from the redemption of a portion of the notes and taxed as described above in "—U.S. Holders—Sale, Exchange, Redemption or Other Disposition of the Notes." In such case, your tax basis in the notes would be allocated pro rata between the common stock received and the portion of the notes that are treated as redeemed for cash. The holding period for the common stock received in the conversion would include the holding period for the notes.

        Cash received in lieu of a fractional share of common stock upon conversion will be treated as if we issued such fractional share upon conversion and repurchased it for the amount of the cash received. In general, you will recognize capital gain to the extent the amount of such cash exceeds your basis in the hypothetical share (which will be a proportionate part of your adjusted basis in the note reduced by any other cash received in the conversion) or capital loss to the extent the amount of your basis in the hypothetical fractional share exceeds the cash. Such gain or loss will be long-term capital gain or loss if you held the note more than one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax (effective for tax years through 2008).

        Any cash and the value of any portion of common stock that is attributable to accrued interest on the notes not yet taken into account would be taxed as ordinary income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued interest would begin the day after the date of conversion.

    Constructive Distributions

        The conversion price of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or, in the case of holders of our common stock, failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a taxable deemed distribution to you. A make whole conversion rate adjustment upon an occurrence of a make whole event should not be treated as such an adjustment. Any deemed distribution to you will be subject to U.S. federal income tax in the same manner as an actual distribution received by you, as described under "—Distributions on Common Stock" below. You should carefully review the conversion rate adjustment provisions and consult your own tax advisor with respect to the tax consequences of any such adjustment (or failure to make an adjustment).

    Distributions on Common Stock

        We do not expect to pay cash dividends on our common stock in the foreseeable future. However, distributions, if any, made with respect to our common stock that is received upon the conversion of a note will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If any such distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder will be eligible for the dividends received deduction if the U.S. holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder will qualify for taxation at reduced rates (effective for tax years through 2008) if the U.S. holder meets certain holding period and other applicable requirements.

    Sale or Other Disposition of Common Stock

        You generally will recognize capital gain or loss on the sale or other taxable disposition of common stock that is received upon the conversion of a note equal to the difference between the amount realized and your tax basis in the common stock. Any capital gain or loss that you recognize will be long-term capital gain or loss if you held the stock for more than one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax (effective for tax years through 2008). The deductibility of capital losses is subject to limitations.

    Backup Withholding and Information Reporting

        If you are a U.S. holder of notes or common stock, information reporting requirements will generally apply to all payments we make to you and the proceeds from a sale of a note or share of common stock made to you, unless you are an exempt recipient such as a corporation. In addition, backup withholding tax will apply to those payments if you fail to provide a taxpayer identification and certain other information, or a certification of exempt status, or if you fail to report in full interest and dividend income.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

        The following is a summary of the material U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of our common stock. The term "non-U.S. holder" means a beneficial owner of a note or share of common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. holder (as defined above under "—U.S. Holders").

    Interest on the Notes

        If you are a non-U.S. holder, payments of interest on the notes generally will be exempt from withholding of U.S. federal income tax if you properly certify as to your foreign status as described below, and:

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  you do not own, actually or constructively, 10% or more of our voting stock;

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  you are not a "controlled foreign corporation" that is related to us through sufficient stock ownership;

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  you are not a bank whose receipt of interest on a note is received pursuant to an extension of credit made in the ordinary course of your business; and

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  interest on the notes is not effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, is not attributable to your permanent establishment in the United States).

        The exemption from withholding described above and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN (or successor form) or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

        If you cannot satisfy the requirements described above, payments of interest made to you will be subject to 30% U.S. withholding tax, unless: (i) you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty, or (ii) the payments of interest are effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, are attributable to your permanent establishment in the United States) and you meet the certification requirements described below.

        If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business (and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States), you will be subject to U.S. federal income tax (but not the 30% withholding tax if you provide IRS Form W-8ECI) on that interest income on a net basis at applicable individual or corporate rates in the same manner as if you were a U.S. holder as described above under "—U.S. Holders—Interest on the Notes". In addition, if you are a foreign corporation, you may also be subject to a "branch profits tax" equal to 30% (or lower rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with a trade or business conducted by you in the United States. For this purpose, such interest will be included in your earnings and profits.

    Sale, Exchange, Redemption, Conversion or Other Disposition of the Notes

        You generally will not be subject to U.S. federal income tax on any gain on the sale, exchange, redemption, conversion or other disposition of a note unless:

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  the gain is effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States);

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  you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

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  we are, or were within the shorter of the five-year period preceding such disposition and the period you held the note, a "United States real property holding corporation," subject to the discussion below.

        Notwithstanding the previous paragraph, you generally will not recognize any income, gain or loss upon converting a note solely into common stock, except to the extent of gain attributable to the receipt of cash in lieu of a fractional share of our stock or stock received attributable to accrued interest, which shall be taxed as described above under "—Non-U.S. Holders—Interest on the Notes."

        We believe that we currently are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are or were to become a United States real property holding corporation, so long as our common stock is regularly traded on an established securities market, only a non-U.S. holder (i) who owns within the time period described above more than 5% of the notes if the notes are regularly traded on an established securities market, (ii) who owns within the time period described above notes with a value greater than 5% of our common stock as of the latest date such notes were acquired if the notes are not traded on an established securities market, or (iii) who actually or constructively owns within the time period described above more than 5% of our common stock will be subject to U.S. tax on the disposition thereof.

        Non-U.S. holders that meet any of the ownership requirements discussed above are strongly encouraged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes and common stock.

    Distributions on Common Stock

        Any dividends paid to you with respect to the shares of common stock will be subject to U.S. federal withholding tax rate at a 30% rate or such lower rate as may be specified by an applicable tax treaty. However, dividends that are effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, are attributable to your permanent establishment in the United States) are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates in the same manner as if you were a U.S. holder as described above under "—U.S. Holders—Distributions on Common Stock." Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable tax treaty).

        In order to claim the benefit of a tax treaty or to claim an exemption from this withholding tax on effectively connected dividends, you must provide a properly executed IRS Form W-8BEN (or successor form) for treaty benefits or IRS Form W-8ECI (or successor form) for effectively connected dividends, prior to the payment of dividends. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

    Constructive Distributions

        Under certain circumstances, a non-U.S. holder may be deemed to have received a constructive dividend (see "—U. S. Holders—Constructive Distributions" above). Any such constructive received by you will be treated in the same manner as an actual dividend received by you, as discussed above under "—Non-U.S. Holders—Distributions on Common Stock." We intend to deduct U.S. federal withholding tax, if any, with respect to any such constructive dividend from interest payments on your notes. If we deduct U.S. federal withholding tax from interest payments on your notes under these circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of any tax withheld.

    Sale, Exchange, or Redemption of Shares of Common Stock

        You will generally not be subject to U.S. federal income tax on any gains realized on the sale or exchange or other disposition of common stock unless one of the exceptions described in "—Non-U.S. Holders—Sale, Exchange, Redemption, Conversion or Other Disposition of the Notes" above is applicable to you.

    U.S. Federal Estate Tax

        If you are a non-U.S. holder and also are not a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, the U.S. federal estate tax will not apply to notes owned by you at the time of your death, provided that (1) at the time of your death you do not own actually or constructively 10% or more of the total combined voting power of all classes of our stock entitled to vote and (2) interest on the notes would not have been, if received at the time of your death, effectively connected with a trade or business conducted by you in the United States. However, shares our common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

    Backup Withholding and Information Reporting

        If you are a non-U.S. holder, payments of interest on a note and dividends on common stock, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

        U.S. backup withholding tax generally will not apply to payments to you if the statement described in "—Non-U.S. Holders—Interest on the Notes" is duly provided by you or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

        In addition, if you are a non-U.S. holder you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or share of common stock within the United States or conducted through certain financial intermediaries, if the payor receives the certification described above under "—Non-U.S. Holders—Interest on the Notes", or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

        The notes were originally issued in a private offering that closed on February 1, 2006. Selling securityholders, including their transferees, pledges, donees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and the common stock into which the notes are convertible.

        The table below sets forth information with respect to the selling securityholders, the principal amount of the notes and the number of shares of common stock into which the notes are convertible beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

        We have prepared the table based on information given to us by, or on behalf of, the selling securityholders on or before April 24, 2006. Because the selling securityholders may offer, pursuant to this prospectus, all or some portion of the notes or common stock listed below, no estimate can be given as to the amount of notes or common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

        Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in amendments to this registration statement if and when necessary.

Selling Securityholder	Original Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Number of Shares of Common Stock Owned and Offered Hereby (1)	Percentage of Common Stock Outstanding (2)(3)
Alabama Children's Hospital Foundation	$110,000	*	3,738	*
Allstate Insurance Company	$1,000,000	*	33,979	*
Aloha Airlines Non-Pilots Pension Trust	$50,000	*	1,699	*
Aristeia International Limited	$8,140,000	5.4%	276,588	*
Aristeia Partners LP	$1,110,000	*	37,717	*
Arkansas Pers	$1,300,000	*	44,173	*
Arkansas Teacher Retirement	$5,645,000	3.8%	191,811	*
Astrazeneca Holdings Pension	$165,000	*	5,607	*
Attorney's Title Insurance Fund	$105,000	*	3,568	*
Bancroft Fund Ltd.	$1,000,000	*	33,979	*
Baptist Health of South Florida	$1,010,000	*	34,319	*
Boilermakers Blacksmith Pension Trust	$1,750,000	1.2%	59,463	*
Castle Convertible Fund, Inc.	$750,000	*	25,484	*
Citigroup Global Markets Inc.	$5,650,000	3.8%	191,981	*
CNH Master Fund	$3,500,000	2.3%	118,926
Continental Assurance Company on Behalf of Its Separate Account (E)	$400,000	*	13,592	*
DaimlerChrysler Corp. Emp. #1 Pension Plan, dtd 4/1/89	$2,775,000	1.9%	94,291	*
Delaware Group Equity Funds V—Delaware Dividend Income Fund	$1,150,000	*	39,076	*
Delaware Investments Dividend & Income Fund	$260,000	*	8,835	*

Delaware Investments Global Dividend & Income Fund	$90,000	*	3,058	*
Delaware Pers	$1,015,000	*	34,489	*
Delta Airlines Master Trust	$360,000	*	12,232	*
Ellsworth Fund Ltd.	$1,000,000	*	33,979	*
Engineers Joint Pension Fund	$385,000	*	13,082	*
Florida Power and Light Group Employee Pension Plan	$555,000	*	18,858	*
Fore Convertible Master Fund, Ltd.	$10,000,000	6.7%	339,789	*
Fore ERISA Fund, Ltd.	$2,000,000	1.3%	67,958	*
Fore Multi Strategy Master Fund, Ltd.	$5,000,000	3.3%	169,895	*
FPL Group Employees Pension Plan	$340,000	*	11,553	*
Franklin and Marshall College	$70,000	*	2,379	*
Hallmark Convertible Securities Fund	$15,000	*	510	*
ICI American Holdings Trust	$285,000	*	9,684	*
Innovest Finanzdienstle	$1,000,000	*	33,979	*
Louisiana CCRF	$340,000	*	11,553	*
Lyxor Quest Fund Ltd.	$2,000,000	1.3%	67,958	*
Man Mac I Ltd.	$6,000,000	4.0%	203,873	*
Mohican VCA Master Fund, Ltd.	$1,250,000	*	42,474	*
Nicholas Applegate Capital Management U.S. Convertible Mutual Fund	$460,000	*	15,630	*
The Northwestern Mutual Life Insurance Company—General Account	$5,200,000	3.5%	176,690	*
The Northwestern Mutual Life Insurance Company—Group Annuity Separate Account	$300,000	*	10,194	*
Nuveen Preferred & Convertible Fund JQC	$6,275,000	4.2%	213,218	*
Nuveen Preferred & Convertible Income Fund JPC	$4,500,000	3.0%	152,905	*
Prudential Insurance Co. of America	$75,000	*	2,548	*
Putnam Convertible Income—Growth Trust	$3,500,000	2.3%	118,926	*
Quest Global Convertible Master Fund, Ltd.	$500,000	*	16,989	*
Rampart Enhanced Convertible Investors, LLC	$600,000	*	20,387	*
Saloman Brothers Asset Management, Inc.	$9,000,000	6.0%	305,810	*
San Diego City Retirement	$1,140,000	*	38,736
San Diego County Convertible	$1,530,000	1.0%	51,988	*
Southern Farm Bureau Life Insurance	$180,000	*	6,116	*
State of Oregon Equity	$3,725,000	2.5%	126,571	*
Syngenta AG	$110,000	*	3,738	*
Thrivent Financial for Lutherans	$1,000,000	*	33,979	*
UBS O'Connor LLC F/B/O O'Connor Global Convertible Arbitrage Master Limited	$2,939,000	2.0%	99,864	*

UBS O'Connor LLC F/B/O O'Connor Global Convertible Arbitrage II Master Limited	$561,000	*	19,062	*
US Bank FBO Benedictine Health Systems	$300,000	*	10,194	*
Wyoming State Treasurer	$1,155,000	*	39,246	*

Subtotal	$110,625,000	73.8%	3,758,916	10.3%
All other holders of the notes or future transferees, pledgees, donees, assignees or successors of such holders	$39,375,000	26.2%	1,337,919	3.7%

Total	$150,000,000	100.0%	5,096,835	14.0%

*
Less than 1%

(1)
Assumes conversion of all of the holder's notes at a conversion rate of 33.9789 shares of common stock per $1,000 original principal amount of the notes. This conversion rate is subject to adjustment as described under "Description of Notes—Anti-Dilution Adjustments." As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future.

(2)
Calculated based on 36,461,146 shares of common stock outstanding as of March 31, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.

(3)
Assumes that all holders of notes, or any future transferees, pledges, donees or successors of or from such holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate. Except as noted, each of the listed selling securityholders has represented to us that it does not beneficially own any of our notes or shares of our common stock other than as set forth in the table above.

        To our knowledge, no selling securityholder listed above nor any of its affiliates has, or within the past three years prior to the date of this prospectus had held, any position, office with, been employed by or otherwise has had any material relationship with us or any or our affiliates.

        To the extent that any of the selling securityholders identified above are broker-dealers, they are deemed to be, under interpretations of the SEC, "underwriters" within the meaning of the Securities Act.

        With respect to selling securityholders that are affiliates of broker-dealers, we have been informed that such entities acquired their notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an "underwriter" within the meaning of the Securities Act.

PLAN OF DISTRIBUTION

        We are registering the notes and common stock issuable upon conversion of the notes covered by this prospectus to permit securityholders to resell these securities from time to time after the date of this prospectus. We will not receive any proceeds from the sale of the securities covered by this prospectus. The notes and shares of common stock issuable upon conversion of the notes are being offered on behalf of the selling securityholders.

        The notes and shares of common stock issuable upon conversion of the notes may be sold or distributed from time to time by the selling securityholders, or by pledges, donees or transferees of, or other successors in interest to, the selling securityholders, directly to one or more purchasers (including pledges) or through brokers, dealers or underwriters who may act solely as agents or who may acquire the notes or shares or common stock as principals, at market prices prevailing at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices, which may be changed. If the notes or shares of common stock are sold through brokers, dealers or underwriters, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. Unless otherwise permitted by law, if the notes or shares of common stock are to be sold by pledgees, donees or transferees of, or other successors in interest to the selling securityholders, then we must file an amendment to this registration statement amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

        The sale of the notes or shares of common stock may be effected in one or more of the following methods:

  •
  on any national securities exchange or quotation service on which the notes or shares of common stock may be listed or quoted at the time of sale;

  •
  in transactions otherwise than on such exchanges or services in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an option exchange or otherwise; or

  •
  through the settlement of short sales.

        In addition, any notes or shares of common stock that qualify for resale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A of the Securities Act rather than pursuant to this prospectus.

        These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

        In addition, the selling securityholders or their successors in interest may enter into hedging transactions with broker-dealers or other financial institutions who may engage in short sales of the notes or shares of common stock, sell the notes or shares of common stock short and deliver these securities to close out such short positions, or loan or pledge the notes or shares of common stock to broker-dealers that in turn may sell such securities. The selling securityholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the notes or shares of common stock which may be resold thereafter pursuant to this prospectus if the notes or shares of common stock are delivered by the selling securityholders.

        The selling securityholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the notes or shares of common stock and, if the selling securityholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the notes or shares of common stock from time to time under this prospectus;

however, in the event of a pledge or the default on the performance of a secured obligation by the selling securityholders, in order for the notes or shares of common stock to be sold under this registration statement, unless permitted by law, we must file an amendment to this registration statement amending the list of selling securityholders to include the pledgee, transferee, secured party or other successors in interest as selling securityholders under this prospectus.

        Brokers, dealers, underwriters or agents participating in the distribution of the notes or shares of common stock as agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders and/or purchasers of the notes or shares of common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        The selling securityholders and any underwriters, broker-dealers or agents who act in connection with the sale of notes or shares of common stock hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of notes or shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of such compensation. We know of no existing arrangements between any selling securityholder, broker, dealer, underwriter or agent relating to the sale or distribution of the notes or shares of common stock. Selling securityholders who are "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        The selling securityholders and any other persons participating in the distribution of the notes or the shares of common stock issuable upon conversion of the notes will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the shares of common stock issuable upon conversion of the notes by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the shares of common stock issuable upon conversion of the notes to engage in market-making activities with respect to the particular notes and shares of common stock issuable upon conversion of the notes distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the shares of common stock issuable upon conversion of the notes and the ability to engage in market-making activities with respect to the notes and the shares of common stock issuable upon conversion of the notes.

        Under the registration rights agreement that has been filed as an exhibit to this registration statement, we will use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of (i) the sale of all the securities registered thereunder; (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of AAR; and (iii) two years after the effective date of the registration statement.

        We are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances for a period not to exceed 30 days in any 90-day period and not to exceed an aggregate of 90 days in any 12-month period if the Board of Directors of the Company has determined in good faith that because of valid business reasons, including the acquisition or divestiture of assets, pending corporate developments and similar events, it is in the best interests of the Company to suspend use of this prospectus, we agreed to pay predetermined additional amounts to holders of the notes and shares of common stock issuable upon conversion of the notes if the prospectus is unavailable for the periods in excess of those permitted above.

        We originally sold the notes to the initial purchasers in a private placement on February 1, 2006. Under the registration rights agreement, we have agreed to indemnify the Initial Purchasers, each selling securityholder and certain other persons, and each selling securityholder has agreed to indemnify us, the Initial Purchaser, the other selling securityholders and certain other persons, against certain specified liabilities, including liabilities arising under the Securities Act.

        We have agreed, among other things, to bear all fees and expenses, other than selling expenses, commissions and discounts, and expenses of counsel to the selling securityholders, in connection with the registration and sale of the notes and the shares of common stock covered by this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Our SEC filings are available to the public through the Internet at the SEC's website at www.sec.gov. You may also read and copy any document in our files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference rooms. Our SEC filings are also available to the public through our website at www.aarcorp.com. We have not incorporated by reference into this prospectus the information included on or linked from our website, and you should not consider it to be part of this prospectus.

        We have filed the following documents with the SEC, and these documents are incorporated in this prospectus by reference:

  •
  Annual Report on Form 10-K for the fiscal year ended May 31, 2005;

  •
  Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 2005, November 30, 2005 and February 28, 2006; and

  •
  Current Reports on Form 8-K filed on July 18, 2005, August 12, 2005, August 25, 2005, October 24, 2005 (two reports), January 26, 2006, January 31, 2006, February 1, 2006, February 6, 2006, March 2, 2006, March 22, 2006, March 24, 2006, and April 13, 2006.

        All documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this prospectus and prior to termination of the offering of the notes will be incorporated by reference and be a part of this prospectus from their respective filing dates (excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K). Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these filings at no cost, by writing or telephoning AAR CORP. at One AAR Place, 1100 North Wood Dale Road, Wood Dale, Illinois 60191, Attention: Corporate Secretary, (630) 227-2000.

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. It does not contain all of the information in the registration statement. Wherever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other documents. You may view a copy of the registration statement at the SEC's public reference room in Washington D.C., as well as through the SEC's website.

LEGAL MATTERS

        The validity of the Notes offered hereby and of the shares of common stock issuable upon conversion thereof will be passed upon for the Company by Schiff Hardin LLP, Chicago, Illinois.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements of AAR CORP. as of May 31, 2005 and 2004, and for each of the years in the three-year period ended May 31, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of May 31, 2005, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses payable by AAR CORP. in connection with the issuance and distribution of the notes and underlying common stock being registered hereby. All the amounts shown are estimates, except the SEC registration fee. All of such expenses are being borne by AAR CORP.

SEC registration fee	$16,050
Printing fees and expenses	10,000
Legal fees and expenses	25,000
Accounting fees and expenses	10,000
Miscellaneous fees and expenses	8,950

Total	$70,000

Item 15.    Indemnification of Directors and Officers

        Article Fourteenth of the Registrant's Restated Certificate of Incorporation provides that no director of the Registrant shall have personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, but this provision does not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware (the "DGCL") or (d) for any transaction from which the director derived an improper personal benefit.

        Reference is made to Section 145 of the DGCL, which provides for indemnification of directors and officers in certain circumstances. Section 145 empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

        Article Fifteenth of the Registrant's Restated Certificate of Incorporation provides for indemnification of the Registrant's officers and directors (and those serving in such capacity with another corporation at the request of the Registrant) to the fullest extent provided by the DGCL and other applicable laws as currently in effect and as they may be amended in the future.

        The Registrant has directors' and officers' liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of the Registrant against amounts which such persons must pay resulting from claims made against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged.

        The Registrant has entered into Indemnification Agreements with each of its directors and executive officers containing, among other things, provisions similar to those in the Registrant's Restated Certificate of Incorporation, including provisions requiring indemnification to the full extent permitted by the DGCL and the prompt advancement of expenses under certain circumstances. In addition, the Indemnification Agreements require the Registrant to maintain directors' and officers' liability insurance at specified levels, subject to certain exceptions, and, if such coverage is not maintained, to indemnify the directors and executive officers to the full extent of such coverage.

Item 16.    Exhibits

        The Exhibits filed herewith are set forth on the Exhibit Index filed as part of this registration statement.

Item 17.    Undertakings

        A.    The undersigned Registrant hereby undertakes:

    1.
    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

    (ii)
    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

    2.
    That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3.
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.    The undersigned Registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

          1.     Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          2.     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering pursuant to Rule 415(a)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supercede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        C.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        D.    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, AAR CORP. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wood Dale, State of Illinois, on this first day of May, 2006.

AAR CORP.
By:	/s/ DAVID P. STORCH Name: David P. Storch Title: Chairman, President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director or officer, or both, of AAR CORP., a Delaware corporation, hereby constitutes and appoints David P. Storch and Howard A. Pulsifer, and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed effective May 1, 2006 by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ DAVID P. STORCH David P. Storch	Chairman, President and Chief Executive Officer; Director (Principal Executive Officer)
/s/ TIMOTHY J. ROMENESKO Timothy J. Romenesko	Vice President, Chief Financial Officer (Principal Financial Officer)
/s/ MICHAEL J. SHARP Michael J. Sharp	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
/s/ MICHAEL R. BOYCE Michael R. Boyce	Director
/s/ JAMES G. BROCKSMITH, JR. James G. Brocksmith, Jr.	Director

Gerald F. Fitzgerald, Jr.	Director
/s/ RONALD R. FOGLEMAN Ronald R. Fogleman	Director
/s/ JAMES E. GOODWIN James E. Goodwin	Director
/s/ MARC J. WALFISH Marc J. Walfish	Director
/s/ RONALD B. WOODARD Ronald B. Woodard	Director

EXHIBIT INDEX

	Index		Exhibits
3.	Articles of Incorporation and By-Laws	3.1	Restated Certificate of Incorporation, as amended (1).
		3.2	By-Laws as amended (2).
4.	Instruments defining the rights of security holders	4.1	Restated Certificate of Incorporation and Amendments (see Exhibit 3.1).
		4.2	By-Laws as amended (See Exhibit 3.2).
		4.3	Form of 1.75% Senior Convertible Note (3).
		4.4	Indenture between AAR CORP. and U.S. Bank National Association, as Trustee, dated February 1, 2006 (3).
		4.5	Registration Rights Agreement between AAR CORP. and Merrill Lynch & Co., as representative of the initial purchasers, dated February 1, 2006 (3).
5.	Opinion regarding legality	5.1	Opinion of Schiff Hardin LLP.
8.	Opinion re tax matters	8.1	Opinion of Schiff Hardin LLP (included in its opinion filed as Exhibit 5.1).
12.	Statements re computation of ratios	12.1	Statement of computation of ratio of earnings to fixed charges.
23.	Consents of experts and counsel	23.1	Consent of Schiff Hardin LLP (included in its opinion filed as Exhibit 5.1).
		23.2	Consent of KPMG LLP.
24.	Power of attorney	24.1	Powers of attorney are granted by the persons executing this registration statement as set forth on the signature page.
25.	Statement of eligibility of Trustee	25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of U.S. Bank National Association.

Notes:

(1)
Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 2004.

(2)
Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 2005.

(3)
Incorporated by reference to Exhibits to the Registrant's Current Report on Form 8-K dated February 1, 2006.

QuickLinks

The Notes
Convertibility of the Notes
Purchase of the Notes by AAR at the Option of the Holder
Redemption of Notes at Our Option
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
Market and Industry Data
Forward-Looking Statements
SUMMARY
Our Business
The Notes
RISK FACTORS
Risk Factors Related to Our Business
Risk Factors Related to our Indebtedness and the Notes
USE OF PROCEEDS
BUSINESS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE NOTES
Make Whole Premium (Increase in Applicable Conversion Rate)
BOOK-ENTRY SYSTEM
DESCRIPTION OF CAPITAL STOCK
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX